Exhibit 10.23


                   AMENDED AND RESTATED GAS PURCHASE AGREEMENT

                                 DATED EFFECTIVE

                                  JULY 1, 1998

                                  BY AND AMONG

                     ORYX GAS MARKETING LIMITED PARTNERSHIP
                       SUN OPERATING LIMITED PARTNERSHIP,
                                    AS SELLER
                                       AND
                         PRODUCERS ENERGY MARKETING, LLC
                                    AS BUYER









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                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I.                 DEFINITIONS                                         1

ARTICLE II.                SUBJECT MATTER                                      5
         2.1               Generally                                           5
         2.2               Covenant to Cooperate on Transportation             5
         2.3               Covenant to Cooperate on Production                 5

ARTICLE III.               COMMITMENT OF GAS                                   5
         3.1               Committed Gas                                       5
         3.2               Excluded Gas                                        6
         3.3               Disposition Gas                                     6
         3.4               Affiliates and Subsidiaries                         7
         3.5               Seller's Estimate' Scheduling                       7
         3.6               Operational Reservations                            8
         3.7               Lien Gas and Other Transactions                    10

ARTICLE IV.                QUANTITY; SCHEDULING AND TRANSPORTAITON OF
                           DAILY VOLUMES                                      11
         4.1               Purchase and Sale Obligation                       11
         4.2               Certain Events Related to the Delivery and
                             Taking of Committed Gas                          12
         4.3               Provision Regarding Output Contract Laws           14

ARTICLE V.                 DELIVERY POINT(S)                                  14
         5.1               Generally                                          14

ARTICLE VI.                QUALITY, PRESSURE AND MEASUREMENT                  15
         6.1               Generally                                          15
         6.2               Nonconforming Gas                                  15

ARTICLE VII.               PRICE                                              16
         7.1               Initial Price                                      16
         7.2               Alternate Price                                    16
         7.3               Payment for Delivery Arrangements                  17
         7.4               Redetermination of Index(es) and Index
                             Price Adjustments                                17
         7.5               Status of Exhibit A; Procedures for
                             Change of Exhibit                                17
         7.6               Fixed Price Gas                                    18

ARTICLE VIII.              BILLING AND PAYMENT                                18
         8.1               Seller's Invoice                                   18
         8.2               Monthly Payment                                    18
         8.3               Disputed Statements                                19
         8.4               Errors                                             20
         8.5               Overdue Payments                                   20
         8.6               Audits                                             20
         8.7               Indemnities                                        20

ARTICLE IX.                EFFECTIVE DATE AND TERM; RELEASE OF GAS            22
         9.1               Generally                                          22
         9.2               Restricted Gas; Release of Committed Gas           23
         9.3               Survival                                           30

ARTICLE X.                 FORCE MAJEURE                                      30
         10.1              Generally                                          30
         10.2              Exclusions                                         31
         10.3              Labor Disputes                                     31
         10.4              Marketing of Force Majeure Gas                     31

ARTICLE XI.                IMBALANCE RESOLUTION                               32
         11.1              Generally                                          32
         11.2              Cooperation of Parties                             32
         11.3              Liability for Imbalance Charges                    32
         11.4              Operational Flow Orders                            32

ARTICLE XII.               CERTAIN EVENTS AFFECTING PERFORMANCE               33
         12.1              Buyer and Seller Events                            33
         12.2              Offset Rights                                      35

ARTICLE XIII.              CERTAIN DEFINITIONS                                35
         13.1              Other Definitions                                  35

ARTICLE XIV.               MISCELLANEOUS                                      36
         14.1              Seller's Title Warranty                            36
         14.2              No Continuing Waiver                               36
         14.3              Government Regulation                              36
         14.4              Exclusion of Consequential Damages                 36
         14.5              Notices                                            36
         14.6              Assignability                                      38
         14.7              Choice of Law                                      38
         14.8              Integration                                        38
         14.9              Confidentiality                                    38
         14.10             Arbitration                                        39
         14.11             Taxes                                              40
         14.12             Construction of Agreement                          41
         14.13             Relationship of Parties                            41
         14.14             Representations and Warranties of the Seller       42
         14.15             Representations and Warranties of Buyer            42
         14.16             Seller's Agent                                     43
         14.17             No Third Party Beneficiaries                       43
         14.18             Further Assurances; Transition Matters             43
         14.19             Ancillary Agreements                               43

                   AMENDED AND RESTATED GAS PURCHASE AGREEMENT


     THIS AMENDED AND RESTATED GAS PURCHASE AGREEMENT ("Agreement"), by and among ORYX GAS MARKETING LIMITED PARTNERSHIP, a Delaware limited partnership, SUN OPERATING LIMITED PARTNERSHIP, a Delaware limited partnership (together with all Affiliates (as hereinafter defined), collectively herein referred to as "Seller") and PRODUCERS ENERGY MARKETING, LLC ("Buyer"), a Delaware limited liability company, is effective as of the Effective Date (hereinafter defined).

                                    RECITALS:

     WHEREAS, Seller and Buyer entered into that certain Gas Purchase Agreement effective as of April 1, 1996; and

     WHEREAS, Seller and Buyer desire to amend and restate their Gas Purchase Agreement due to a change in ownership of Buyer, and

     WHEREAS, Buyer acknowledges that Seller's intention in entering into this Agreement is to have a market for its Committed Gas (as hereinafter defined) at market prices;

     WHEREAS, Seller acknowledges that Buyer's intention in entering into this Agreement is to have a secure source of gas supply in order to meet its commitments to its Gas customers and otherwise conduct its business in the physical and financial marketing and trading of Gas;

     WHEREAS, Seller desires to sell and Buyer desires to purchase Committed Gas in accordance with the terms of this Agreement.

     NOW, THEREFORE, in consideration of the covenants and agreements herein contained, Seller and Buyer do hereby contract and agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS
                                   -----------

     For the purposes hereof, the following words, phrases and terms shall have meanings as defined below. Other words, phrases and terms are defined elsewhere in this Agreement.

     1.1 "Affected Party" shall mean a party whose ability to perform its obligations under this Agreement has been affected by an Event.

     1.2 "Affiliate" shall mean any individual, partnership, corporation, limited liability company, trust or other Entity or association, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with a person or Entity. The term "control," as used in the immediately preceding sentence, means, with respect to a corporation, the right to exercise, directly or indirectly, more than fifty (50%) percent of the voting rights attributable to the controlled corporation; and, with respect to any individual, partnership, trust, other Entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled Entity. For purposes of this Agreement, field-wide and individual well units created pursuant to 52 O.S. ss. 287.8 (and like statutes in jurisdictions other than Oklahoma) shall not be deemed Affiliates of Buyer or Seller.

     1.3 "Aggregation Area" shall mean zones, pooling points or other marketing aggregation areas established by the Tariff of a Transporter. The Aggregation Area(s), subject to revision in accordance with Section 5.1, are listed in Exhibit A.

     1.4 "Alternate Price" shall have the meaning set forth in Section 7.2.

     1.5 "BTU" shall mean British Thermal Unit.

     1.6 "Business Day" means a day other than a Saturday, Sunday or a legal holiday or a day on which banking institutions are authorized by law to close in Houston, Texas.

     1.7 "Committed Gas" shall have the meaning set forth in Section 3.1.

     1.8 "Contract Price" shall mean the Initial Price or the Alternate Price.

     1.9 "Costs of Delivery" means all reasonable transportation expenses, fuel charges, costs, deductions or other charges actually paid by or on behalf of Buyer or, where notional, representative of such charges which would have been reasonably incurred to deliver Gas from a Delivery Point to (a) a location directly on a mainline pipeline system or (b) an Aggregation Area, either of which is covered by an Index and subject to any applicable Index Price Adjustment. If the Delivery Point is at the mainline pipeline system or Aggregation Area, then the Costs of Delivery as defined herein shall be zero. Where the Costs of Delivery are notional, the Buyer shall, on or accompanying the statement provided pursuant to Section 8.2 hereof, so indicate and shall disclose the basis on which such Costs of Delivery are determined.

     1.10 "C.T." shall mean Central Time.

     1.11 "Day" shall mean a period of twenty-four (24) consecutive hours commencing at 9:00 a.m. C.T. on one calendar day and ending at 9:00 a.m. C.T. on the following calendar day.

     1.12 "Delivery Point(s)" means the measuring station or other measurement facilities at the point of interconnection between the facilities of Seller (or Seller's Transporter, as the case may be) and the facilities of Buyer (or Buyer's Transporter, as the case may be) where Committed Gas is transferred by Seller to Buyer. The Delivery Point(s), subject to revision in accordance with
Section 5.1, are described in Exhibit A.

     1.13 "Effective Date" shall mean 9:00 a.m. C.T. on July 1, 1998.

     1.14 "Event" shall mean a Buyer Event, as defined in Section 12.1(a), a Seller Event, as defined in Section 12.1(b), a Material Buyer Take Event, as defined in Section 4.2(c), or a Material Seller Delivery Event, as defined in
Section 4.2(d).

     1.15 "Entity" shall mean any association, corporation, general partnership, limited partnership, limited liability company, joint stock association, joint venture, firm, trust, business trust, cooperative, and foreign associations of like structure.

     1.16 "Excluded Gas" shall have the meaning set forth in Section 3.2.

     1.17 "FERC" means the Federal Energy Regulatory Commission or any successor thereto having jurisdiction.

     1.18 "Gas" or "gas" shall mean natural gas produced from gas wells, casinghead gas produced from oil wells, and residue gas resulting from the processing of such gas well gas or casinghead gas.

     1.19 "Imbalance Charges" means, for Committed Gas delivered to each Delivery Point(s), any imbalance charges (including but not limited to imbalance penalties and cash-out costs) assessed against Buyer or Seller by a Transporter.

     1.20 "Index" for a particular source of supply in the area where the applicable Delivery Point(s) is/are located shall be that published index(es) which has been determined by mutual agreement (or if there is no published index for the relevant Delivery Point(s), then such other index(es) as may be selected by mutual agreement), to best represent the market price for Gas of like quantities and quality at the Delivery Point(s), after Index Price Adjustments. The initial index(es) applicable to each Delivery Point(s) is (are) set forth on Exhibit A.

     1.21 "Index Price" for any Delivery Point(s) shall be the price for Gas determined by the applicable Index on the first Day of the applicable Month.

     1.22 "Index Price Adjustments" shall mean, with respect to an Index Price for any Delivery Point(s), differentials reasonably necessary to adjust the Index Price for Gas to accurately reflect the market price for Gas (after taking into account Costs of Delivery) of like quantities and quality at the Delivery Point(s). The initial Index Price Adjustments applicable to each Delivery Point(s) are listed on Exhibit A.

     1.23 "Initial Price" shall have the meaning set forth in Section 7.1.

     1.24  "Material  Buyer  Take  Event"  shall have the  meaning  set forth in
Section 4.2(c).

     1.25 "Material  Seller  Delivery Event" shall have the meaning set forth in
Section 4.2(d).

     1.26 "Month," as applicable, shall mean (i) the period beginning on the first Day of each calendar month and ending at the beginning of the first Day of the next succeeding calendar month or (ii) if the above-referenced definition of "Month" differs from the meaning of such term in the Tariff of the applicable Transporter in a context where such difference is applicable to the provision in question, then the term "Month" shall have the meaning set forth in such Tariff.

     1.27 "MMBtu"'shall mean one million (1,000,000) British Thermal Units.

     1.28  "Operational Flow Order" or "OFO" shall have the meaning set forth in
Section 11.4.

     1.29 "Reasonable," "reasonably," or words of like import means any practice, method or act generally accepted in the natural gas production and marketing industry at the time the decision was made.

     1.30 "Reference Rate" shall mean the lesser of (i) two percent (2%) above the per annum rate of interest announced from time to time as the "prime rate" for commercial loans by Chase Manhattan Bank of New York (or its successor), as such "prime rate" may change from time to time, or (ii) the maximum applicable nonusurious rate of interest.

     1.31 "Restricted Gas" shall have the meaning set forth in Section 9.2.

     1.32 "Seller's Estimate" means, with respect to each Delivery Point(s), Seller's good faith estimate under Section 3.5 of the quantity of Committed Gas that Seller expects to deliver at each such Delivery Point(s) for the relevant Month.

     1.33 "Seller's Wells" means the wells described on Exhibit A, as such Exhibit may be revised from time to time in accordance with this Agreement.

     1.34 "Tariff means (i) the currently effective tariff of a Transporter, as filed from time to time with the FERC or any other governmental authority, or
(ii) if a Transporter does not have a tariff on file with the FERC or any other governmental authority, such Transporter's currently effective operating policies and procedures, as such policies and procedures may change from time to time.

     1.35 "Transporter" shall mean an interstate or intrastate pipeline, including, without limitation, a gathering pipeline, that transports Committed Gas.

     1.36 "Unaffected Party" shall mean a party whose ability to perform its obligations under this Agreement has not been affected by an Event.

     1.37 "Year" shall be a period of twelve (12) consecutive Months.

                                   ARTICLE II.

                                 SUBJECT MATTER
                                 --------------

     2.1 Generally. Subject to the other terms and conditions of this Agreement (including, without limitation, Article IV), Seller hereby agrees to sell to Buyer and Buyer hereby agrees to purchase from Seller Committed Gas.

     2.2 Covenant to Cooperate on Transportation. Subject to the other terms and provisions of this Agreement, the parties understand and agree that Buyer shall nominate to third parties, dispatch and make all other arrangements for the resale and the transportation of Committed Gas sold hereunder from the Delivery Point(s) in a manner consistent with Seller's Estimate and any reforecasts thereof in accordance with Sections 3.5(b) and 3.5(c), and Seller agrees to provide reasonable cooperation as may be necessary to effectuate such resale and transportation. Notwithstanding the foregoing, however, neither party shall be obligated to build pipelines or other transportation facilities to effect the delivery or receipt of Committed Gas hereunder.

     2.3 Covenant to Cooperate on Production. Subject to the other terms and conditions of this Agreement, Buyer will use commercially reasonable efforts to take Gas from Seller in a manner consistent with past practices, with the goal of taking the Committed Gas in the manner that is least disruptive to Seller's operations. Without limiting the generality of the foregoing, Buyer shall give priority, to the fullest extent practicable, to accepting deliveries of Committed Gas (a) that is casinghead Gas and/or Gas that is produced from oil wells, (b) the production of which is necessary to maintain Seller's leases in full force and effect, or (c) the production of which is necessary to avoid injury to Seller's reservoirs or material diminution in the aggregate production therefrom. Seller will notify Buyer of anticipated operational considerations at the time Seller's Estimate is provided to Buyer in accordance with Section 3.5. Seller will notify Buyer of unanticipated operational considerations within 24 hours after Seller becomes aware of such considerations, and Buyer will respond to such notice as soon as it is commercially reasonable for Buyer to do so.

                                  ARTICLE III.

                                COMMITMENT OF GAS
                                -----------------

     3.1 Committed Gas. During the term hereof and subject to any limitations herein set forth, Seller shall sell to Buyer and Buyer shall purchase from Seller all deliverable Gas owned or controlled (as defined in Article XIII) by Seller during the term of this Agreement in North America (onshore and offshore), excluding, however, Gas defined as Excluded Gas. All Gas described in the preceding sentence shall be hereinafter referred to as "Committed Gas." Buyer and Seller shall agree on the arrangements for delivery by Seller and taking by Buyer of Committed Gas presently being produced in Canada not later than the last to occur of (a) 90 days after the Effective Date or (b) 90 days after a Seller's initial acquisition of Gas production in Canada. Until such arrangements are in place, Canadian Gas shall not be considered "Committed Gas." If Buyer and Seller cannot reach agreement on the foregoing matters before such date, then the differences between Buyer and Seller shall be submitted to arbitration in accordance with Section 14.10.

     3.2 Excluded Gas. "Excluded Gas" shall mean and include (a) Gas owned or controlled by Seller that is being sold, on the date of this Agreement, on behalf of Seller under a joint operating agreement, unit operating agreement or similar agreement to which Seller is a party, (b) Gas production commencing or acquired from a new source after the date of this Agreement which is owned or controlled by Seller and which Seller elects to have sold on its behalf under a joint operating agreement, unit operating agreement or similar agreement to which Seller is a party at any time after the date of this Agreement, provided that the quantity of such Gas, when available for initial delivery by Seller, does not exceed 150,000 cubic feet per Day per well, (c) Gas sold under (i) Gas sales contracts with third parties existing on the date of this Agreement which contracts are listed on Schedule 3.2, and (ii) any binding and enforceable contracts burdening or affecting properties acquired by Seller after the Effective Date (insofar as the same existed as of the date of acquisition) during the primary term thereof, and any extensions or renewals of contracts described in (i) or (ii) above, (iii) applicable calls on production, rights of fast refusal or similar rights in favor of third parties with respect to Gas of the sort customarily found in joint operating agreements, unit agreements or other agreements typically entered into in connection with Gas exploration and production activities, to which agreements Seller is a party on the date of this Agreement, and working interests in favor of third parties with respect to Gas production commencing or acquired after the date of this Agreement, provided that such rights are of the sort customarily found in farm-ins or other drill-to-earn agreements, (d) Gas subject to the reservations set forth in Sections 3.6 and 3.7, (e) Disposition Gas (as defined in Section 3.3, but only if released in accordance with Sections 3.3 and 9.2), (f) Lien Gas (as defined in Section 3.7, but only if released in accordance with such Section 3.7), (g) other Committed Gas released from this Agreement pursuant to the other terms hereof, or (h) such other Gas as Buyer and Seller may mutually agree.

     3.3 Disposition Gas.

          (a) Definition of Disposition Gas. "Disposition Gas" shall mean Committed Gas no longer owned or controlled by Seller as the result of a Disposition, which Gas is not Restricted Gas under Section 9.2. For purposes hereof, the term "Disposition" means, with regard to Committed Gas, a sale, trade, exchange or other transaction (other than transactions governed by
Section 3.7) whereby title and benefits of ownership of Committed Gas are directly or indirectly transferred to one or more third parties, including, without limitation, (i) a sale or transfer of properties from which Committed Gas is produced, except to the extent the same is sold or transferred to another Affiliate of such Seller (excluding, however, any Sold Company (as hereinafter defined), (ii) a sale or transfer of a production payment in and from (or any other interest in or to the production from) properties from which Committed Gas is produced, except to the extent the same is sold or transferred to another Affiliate of such Seller, (iii) a sale or transfer of all of the stock owned, legally or beneficially, of an Affiliate of such Seller, except to the extent the same is sold or transferred to another Affiliate of such Seller, (iv) a sale or transfer of all or so much of the equity ownership, legally or beneficially owned or held, in and to an Affiliate ("Sold Company") of such Seller that, following the consummation of the sale or transfer, the Sold Company would no longer be an Affiliate of such Seller. For purposes of this Section 3.3, the term "third party" shall not include any Affiliate of any Seller. Notwithstanding the foregoing, Committed Gas from properties sold, traded, exchanged or otherwise transferred in a Disposition (whether such Disposition is consummated in a single or in multiple related transactions) in which Seller receives cash or other consideration having an aggregate value of less than $1,000,000, shall not be subject the provisions of Section 3.3 or 9.2, shall not be deemed Restricted Gas under any circumstances, and shall be sold, traded, exchanged or otherwise transferred free and clear of the requirements of this Agreement, without Buyer's consent.

          (b) Notice and Determination. Seller shall provide Buyer with written notice of any intended Disposition as soon as practicable, but not less than thirty (30) Days before closing a Disposition. In its notice to Buyer, Seller shall provide Buyer with a listing of the affected Delivery Point(s) and the quantities of such Committed Gas estimated in good faith to be producible from the properties to be subject to the Disposition. Seller will endeavor to introduce Buyer to the proposed acquirer regarding the marketing of Disposition Gas after the execution and delivery of a definitive agreement between the acquirer and the Seller. Seller shall also provide Buyer with such additional information regarding such Disposition as Buyer may reasonably request under the circumstances, but only if such information is material to determining the existence of Restricted Gas pursuant to Section 9.2. Upon receipt of the information necessary to make its determination pursuant to Section 9.2, Buyer shall immediately begin considering whether any of the Committed Gas subject to such contemplated Disposition shall be Restricted Gas (as defined in Section 9.2), the existence of which shall be determined in accordance with Section 9.2. Disposition Gas that is not Restricted Gas shall be sold, traded, exchanged or otherwise transferred free and clear of the requirements of this Agreement, as more particularly set forth in Section 9.2(f).

     3.4 Affiliates and Subsidiaries. Each party included in the term "Seller" shall cause any and all of their current and future Affiliates (including subsidiaries) which own or control Gas production in North America, onshore or offshore (but excluding any Gas defined as Excluded Gas), to the extent not already parties to the Agreement and to the extent this Agreement is still in full force and effect, to ratify, approve, assume and agree to be bound by all of the terms, obligations, and provisions of this Agreement.


     3.5 Seller's Estimate: Scheduling.

          (a) Seller's Estimate Generally. For each Month during the term of this Agreement, Seller shall provide Buyer with Seller's Estimate on or before 12 noon C.T. on the fourth Business Day preceding the close of the New York Mercantile Exchange gas futures contract for the applicable Month. Buyer shall make nominations to Transporters, and generally make all arrangements in a manner consistent with Seller's Estimate and any reforecasts thereof in accordance with Sections 3.5(b) and 3.5(c) that are necessary for the receipt, transportation and delivery to market of the Committed Gas for the applicable Month, all in accordance with Seller's Estimate (it being understood that Buyer shall have no obligation to make arrangements for firm transportation of the Committed Gas unless specifically agreed to in writing by Buyer and Seller). If Seller fails to update Seller's Estimate for any Delivery Point(s) for the applicable Month, the Seller's Estimate for such Delivery Point(s) during the previous Month will serve as Seller's Estimate for the Month in question.

          (b) Reforecasts by Seller. The parties shall confer at either party's initiative during each Month to reforecast the quantities of Committed Gas scheduled to be delivered or taken pursuant to Seller's Estimate. Without limiting the generality of the foregoing, Seller shall advise Buyer of its intention to exercise its rights under Section 3.6(e) by the deadline set forth therein. Seller shall promptly notify Buyer of any material changes in the quantities of Committed Gas scheduled to be delivered or taken pursuant to Seller's Estimate, as well as any condition or event that is reasonably likely to change such quantities in Seller's Estimate.

          (c) Estimates of Additional Quantities of Committed Gas. Seller and Buyer are aware that additional quantities of Committed Gas from new sources of supply not included in Seller's Estimate will become available for delivery to Buyer at various times after the first Day of an applicable Month. At least two Business Days before the Day that Seller wishes to begin deliveries of such additional quantities of Committed Gas, Seller shall provide Buyer with a written notice setting forth (i) the Delivery Point(s) at which Seller shall make such deliveries, (ii) the quantities of Committed Gas that Seller estimates will be delivered to each such Delivery Point during the Month in which initial deliveries occur, (iii) the Index(es) proposed to be applicable to such Delivery Point(s), (iv) any Index Price Adjustments proposed to be applicable to the price determined in accordance with such Index(es) and (v) any other information set forth on Exhibit A. The Contract Price for such additional quantities shall be determined in accordance with the foregoing information, subject to the provisions of Article VII, including without limitation the rights of Buyer to propose other Index(es) or Index Price Adjustments in accordance with Section
7.4. Buyer shall take such additional quantities of Committed Gas in accordance with, and subject to the terms of, Section 4.1.

     3.6 Operational Reservations. Seller reserves unto itself, its successors, assigns and Affiliates the following rights and quantities of Gas sufficient to satisfy such rights:

          (a) To operate Seller's leaseholds, lands and/or interests therein, free from any control by Buyer, in such manner as Seller deems advisable for the development and operation of Seller's leases (or on any unit, including, without limitation, field-wide units), including the right (but never the obligation) to drill new wells, enhance production, to repair and rework Seller's Wells, to renew and extend (in whole or in part) any lease, to abandon any well or surrender any lease (in whole or in part) for any reason, to abandon, modify, extend or dispose of any production facilities owned or installed (in whole or in part) by Seller, to treat Gas, to use Gas as compressor fuel, to use Gas to generate power in connection with leasehold operations, to lift oil by repressuring, recycling or pressure maintenance operations, and to otherwise operate such leases and fields free from any control by Buyer.

          (b) To deliver Gas in quantities sufficient to fulfill Seller's royalty or lease obligations from time to time, Seller's agreements for easements, unit agreements, unit operating agreements, operating agreements or any similar agreements affecting Seller's Wells.

          (c) To remove from its Gas all liquids, liquefiable hydrocarbons, oil and/or condensate by (i) lease separation and/or processing in a plant prior to delivery at the Delivery Point(s), (ii) lease separation and/or processing in a plant after the Delivery Point, but prior to delivery of the residue Gas to Buyer, if the leases from which Committed Gas is being produced, as of the Effective Date, are committed, dedicated or otherwise burdened by obligations to deliver such Gas for processing (a list of contracts evidencing such obligations being attached hereto as Schedule 3.6), and (iii) lease separation and/or processing of Gas downstream of the Delivery Point from sources of supply that have been acquired by Seller after the Effective Date, provided that (A) any available residue Gas is delivered to Buyer at the tailgate of the relevant plant and (B) (x) at the time of the closing of the acquisition, the acquired source of supply or any part thereof to the extent that such source of supply or part thereof was committed, dedicated or otherwise burdened by obligations to deliver such Gas for processing, or (y) negotiations for a contract evidencing obligations of the type described in clause (B)(x) that Seller can demonstrate were initiated at the initiative of the prior owner, are continuous, are underway at the time of the closing of the acquisition, and such contract is executed and delivered after the date of closing of the acquisition. The liquids, liquefiable hydrocarbons, oil and/or condensate removed (or the propanes, butanes, motor fuel or other products obtained) therefrom (collectively "Removed Products") shall not be deemed Committed Gas, nor shall such Removed Products otherwise be subject to this Agreement. Wherever Seller is causing the Gas to be processed for its own account prior to delivery at the Delivery Point(s), Seller shall use commercially reasonable efforts to reserve the right to take residue Gas in kind, and any residue Gas taken in kind shall be deemed Committed Gas subject to this Agreement with the Delivery Point for same being at the tailgate of the plant. With respect to the processing of all Committed Gas other than the categories described in the foregoing clauses (i),
(ii) and (iii), Buyer shall retain all rights to separate and/or process Committed Gas downstream of the Delivery Point; provided, however, should Buyer request and Seller agree to commit, dedicate or otherwise burden its leases in support of processing downstream of the Delivery Point, Seller and Buyer shall share the proceeds of sale of the Removed Products attributable to such processed Committed Gas on a mutually satisfactory basis.

          (d) To produce Gas without waste and in accordance with prudent oil and gas field practices. Seller shall not be required to produce any well at a rate in excess of the rate fixed by law or regulation or in excess of the rate of flow which Seller determines, in its discretion, exercised in good faith as a prudent operator, should be produced from such well.

          (e) To curtail or shut-in Gas due to operational circumstances that require such actions in accordance with prudent oil and gas field practices. Seller shall give Buyer notice of any curtailment or shut-in of Committed Gas before delivery of Seller's Estimate in Section 3.5. Each curtailment notice shall be in writing and shall identify the quantities of Committed Gas that Seller intends to curtail or shut-in, the Delivery Point(s) affected, and the expected duration of such curtailment or shut-in period. Seller shall not, however, shut-in or curtail any quantities of Committed Gas hereunder during any Month in which such quantities have been included in Seller's Estimate. Seller shall notify Buyer at least two (2) Business Days prior to any applicable deadline in Transporter(s)' Tariffs for nominations (or nomination changes) of Seller's intent to resume sales of Committed Gas. for which Seller has previously given Buyer notice of Seller's intention to shut-in or curtail deliveries during the current applicable Month under this Section 3.6(e). Committed Gas reserved pursuant to this Section 3.6(e) shall not be sold to a third party.

          (f) The right to pool or unitize Seller's leases with other leases of Seller or others located in the field in which Seller's Wells are located (it being understood that the Gas attributable or allocated to Seller's interest in the pool or unit so created will remain Committed Gas).

          (g) Gas required to be delivered to third parties under the common law governing relationships between cotenants, or under gas balancing agreements or similar arrangements affecting any of Seller's Wells.

     3.7 Lien Gas and Other Transactions,.

          (a) Generally. Notwithstanding anything stated herein to the contrary, Seller shall in no way be prohibited or precluded from assigning or granting a security interest, lien or other encumbrance (collectively, referred to as "Liens") to secure the repayment of obligations that Seller owes to commercial banks, insurance companies or other financial or trade creditors (collectively, "Lenders") on any of the properties owned by Seller from which Committed Gas is produced.

          (b) Certain Rights. Seller shall use commercially reasonable efforts to obtain from its Lenders an agreement that their Liens shall be subordinate or otherwise subject to Buyer's rights and obligations under this Agreement. If Seller notifies Buyer in writing that Seller has been unsuccessful in obtaining such an agreement from its Lenders, Buyer hereby agrees to subordinate its rights and interests hereunder and shall execute and deliver to such Lenders such instruments or agreements in form and substance reasonably satisfactory to Lenders and Buyer, as may be necessary to evidence Buyer's subordination of its rights and interests in such Committed Gas. The Committed Gas in which Buyer's rights are so subordinated shall be herein referred to as "Lien Gas." Notwithstanding anything stated herein to the contrary, Lien Gas shall remain Committed Gas hereunder so long as Lenders permit such Committed Gas to be sold to Buyer, notwithstanding any provisions in the documents creating or evidencing the Liens that assign or purport to assign the Committed Gas to Lenders Seller shall use commercially reasonable efforts to include a provision in the financing documents that if Lenders foreclose their Lien, or exercise any other remedy that would result in the transfer of the title and benefits of ownership of the Lien Gas to such Lenders, such Gas will remain Committed Gas under this Agreement as long as Buyer continues to make payments therefor and to otherwise perform under this Agreement. If Seller is not successful in obtaining such a provision, Lien Gas shall be released from the terms of this Agreement if Lenders foreclose their Lien, or exercise any other remedy under the documents creating the Lien that would result in the transfer of the title and the benefits of ownership of the Lien Gas to such Lenders.

          (c) Other Transactions. Seller's sale of Committed Gas to a third party in connection with a prepayment, financing transaction, or conveyance of a production payment or similar transaction in which Committed Gas is sold in place prior to production, shall not be subject to the requirements of Section 9.2, so long as either (i) the contracts pursuant to which such Committed Gas is sold are administered by Buyer in accordance with the Contract Administration Agreement or (ii) any Committed Gas burdened by such a transaction continues to be sold to Buyer under the terms and conditions of this Agreement. Solely for purposes of facilitating Buyer's performance of its obligations under the Contract Administration Agreement, Seller shall give Buyer thirty (30) Days' written notice before the consummation of a transaction of the type described in this Section 3.7(c).


                                   ARTICLE IV.

            QUANTITY: SCHEDULING AND TRANSPORTATION OF DAILY VOLUMES
            --------------------------------------------------------

     4.1 Purchase and Sale Obligation.

          (a) Seller's Delivery Obligation. Commencing on the Effective Date and continuing through the term hereof, Seller agrees to sell and deliver, or cause to be delivered and sold (excepting an event of Force Majeure or any other reason excusing the performance of Seller's obligation to sell and deliver Committed Gas hereunder, and subject in all respects to the provisions of Sections 4.2(a) and 4.2(e)) to Buyer at the Delivery Point(s) one hundred percent (100%) of Committed Gas, including, without limitation, (i) one hundred percent (100%) of the quantities of Gas equal to Seller's Estimate as set forth in Section 3.5(a) and adjusted in accordance with Section 3.5(b), and (ii) one hundred percent (100%) of additional Committed Gas as set forth in Section 3.5(c). It is specifically understood and agreed that Seller shall have no obligation to deliver quantities of Committed Gas for which Seller has given notice of its intention to curtail or shut-in pursuant to Section 3.6(e).

          (b) Buyer's Take Obligation. Commencing on the Effective Date and continuing through the term hereof, Buyer agrees to take and purchase (excepting an event of Force Majeure or any other reason excusing the performance of Buyer's obligation to purchase and take Committed Gas hereunder, and subject in all respects to the provisions of Sections 4.2(b) and 4.2(e) from Seller at the Delivery Point(s) one hundred percent (100%) of Committed Gas, including, without limitation (i) one hundred percent (100%) of Committed Gas delivered in accordance with Seller's Estimate as set forth in Section 3.5(a) and adjusted in accordance with Section 3.5(b), (ii) one hundred percent (100%) of additional Committed Gas for which Seller has given written notice as set forth in Section 3.5(c), and (iii) one hundred percent (100%) of Committed Gas previously shutin, for which Seller has notified Buyer of Seller's intent to resume sales as provided in Section 3.6(e) It is specifically understood and agreed that Buyer shall have no obligation to take quantities of Committed Gas for which Seller has given notice of its intention to curtail or shut-in pursuant to Section 3.6(e).

     4.2 Certain Events Related to the Delivery and Taking of Committed Gas.

          (a) Seller Delivery Event. If, during any Month, (i) Seller fails for any reason (other than Force Majeure or any other reason excusing performance of Seller's obligation to deliver Committed Gas hereunder) to deliver ninety-five percent (95%) of the quantities set forth in Seller's Estimate at each Aggregation Area (defined as a "Seller Delivery Event"), and (ii) Buyer, acting in a commercially reasonable manner to mitigate any damages, purchases Gas to replace such quantities in order to satisfy Buyer's Contractual Obligations (as defined in Section 9.2) to third parties for the Month in question existing prior to Buyer's knowledge of any shortfalls, then Seller shall pay Buyer, in accordance with the provisions of Article VIII, an amount equal to the product of (x) the positive difference between (A) the price per MMBtu actually paid by Buyer for the replacement quantities and (B) the Contract Price that Buyer would have paid Seller for the quantities of Committed Gas not delivered by Seller and
(y) the quantities of such replacement Gas purchased by Buyer. Seller shall also pay Buyer, in accordance with the provisions of Article VIII, the amount of any incidental out-of-pocket costs reasonably incurred by Buyer (including, by way of example rather than enumeration, brokers' fees and any incremental transportation costs), less any expenses saved by Buyer, as a result- of such Seller Delivery Event. Nothing herein shall be construed as relieving Seller from liability for an Imbalance Charge arising under Section 11.3.

          (b) Buyer Take Event. If, during any Month, Buyer fails for any reason (other than Force Majeure or any other reason excusing performance of Buyers obligation to take Committed Gas hereunder) to take one hundred percent (100%) of the quantities set forth in Sellers Estimate as adjusted in accordance with Sections 3.5(b) and 3.5(c) (defined as a "Buyer Take Event") and made available for delivery by Seller, then Buyer shall give Seller such notice as may be reasonably practicable under the circumstances to facilitate Seller's ability to sell such untaken Committed Gas, and, for the remainder of such Month, such untaken Committed Gas shall be released to Seller and made available for sale to third parties. In addition, Buyer shall pay Seller an amount (the "Buyer Payment") equal to the product of (i) the positive difference between (x) the Contract Price that Buyer would have paid Seller for the quantities of Committed Gas not taken by Buyer and (y) the price per MMBtu received by Seller from the sale of such quantities and (ii) the positive difference between (x) the quantities of Committed Gas included in Seller's Estimate for such Month, as adjusted pursuant to Sections 3.5(b) and 3.5(c), and (y) the quantities of Committed Gas taken by Buyer during such Month. It is agreed that no standard of "commercial reasonableness" (whether express or implied at common law or by statute) shall be required of Seller in making any sale of untaken Committed Gas. Seller's only commitment is to seek to contact by telephone or other means three unaffiliated marketers or potential purchasers of gas, time permitting, in an endeavor to achieve the highest prices reasonably obtainable under the circumstances, including without limitation, proposed sales volumes and location of Delivery Points(s). If Seller is unable to sell any part of the untaken Committed Gas to a third party, Seller shall receive no Buyer Payment for the quantities of untaken Committed Gas not sold. All Buyer Payments shall be payable as provided in Article VIII. Nothing herein shall be construed as relieving Buyer from liability for an Imbalance Charge arising under Section 11.3.

          (c) Material Buyer Take Event. Seller may, in its discretion, terminate this Agreement if a Material Buyer Take Event occurs and Seller gives Buyer written notice of Seller's intention to terminate this Agreement within 90 Days after the last Day of the twelve Month period or three Month period (as the case may be) in which a Material Buyer Take Event occurs. Such termination shall be effective on the date set forth in Seller's notice, which effective date shall be within 180 Days of the date of such notice, but not earlier than 90 Days after the date of such notice. Seller's right to terminate this Agreement for a Material Buyer Take Event shall be waived if Seller fails to deliver to Buyer the notice described in the preceding grammatical sentence of this Section 4.2(c) within the 90-Day period set forth therein. After the occurrence of a Material Buyer Take Event, Seller's sole and exclusive remedies for a Material Buyer Take Event shall be (i) recovery of any accrued and unpaid Buyer Payment through the date of such Material Buyer Take Event, plus interest accrued thereon in accordance with Section 8.5, (ii) recovery of any unpaid amounts in respect of Committed Gas delivered to Buyer prior to termination of this Agreement, and (iii) termination of this Agreement pursuant to this Section 4.2(c). Such termination shall not be subject to the provisions of Section 9.2. "Material Buyer Take Event" shall mean Buyer's failure for any reason (other than Force Majeure or any other reason excusing performance of Buyer's obligation to take Committed Gas hereunder) to take (i) 95% of Committed Gas as set forth in Seller's Estimate during any rolling twelve Month period or (ii) 90% of Committed Gas as set forth in Seller's Estimate during any rolling 3 Month period.

          (d) Material Seller Delivery Event. Buyer may, in its discretion, seek specific performance of this Agreement on an expedited basis or terminate this Agreement, if a Material Seller Delivery Event occurs and Buyer gives Seller written notice of Buyer's intention within 60 Days after the last Day of the twelve Month period or three Month period (as the case may be) in which a Material Seller Delivery Event occurs. Buyer's rights to seek specific performance and to terminate this Agreement shall be waived if Buyer fails to deliver to Seller the notice described herein within the 60 Day period set forth herein. After the occurrence of a Material Seller Delivery Event, Buyer's sole and exclusive remedies shall be (i) recovery of any accrued and unpaid payments under Section 4.2(a), plus interest accrued thereon in accordance with Section 8.5, (ii) the right to seek specific performance pursuant to this Section 4.2(d) and (iii) termination of this Agreement pursuant to this Section 4.2(d). "Material Seller Delivery Event" shall mean Seller's failure for any reason (other than Force Majeure or any other reason excusing performance of Seller's obligation to deliver Committed Gas hereunder) to deliver (i) 92% of Committed Gas as set forth in Seller's Estimate, as adjusted in accordance with Sections 3.5(b) and 3.5(c), during any rolling twelve Month period, or (ii) 90% of Committed Gas, as adjusted in accordance with Sections 3.5(b) and 3.5(c), during any rolling three Month period.

          (e) Exclusive Consequences of Seller Delivery Event, Buyer Take Event, Material Buyer Take Event and Material Seller Delivery Event: Other Remedies Cumulative. The sole consequences of a Seller Delivery Event under this Agreement are set forth in Section 4.2(a). The sole consequences of a Buyer Take Event under this Agreement are set forth in Section 4.2(b); provided, however, that if Buyer shall fail to make any Buyer Payment when due, such failure shall constitute a Buyer Payment Event as provided in Section 12.1. The sole consequences of a Material Buyer Take Event under this Agreement are set forth in Section 4.2(c). The sole consequences of a Material Seller Delivery Event are set forth in Section 4.2(d). ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY RELATING TO A SELLER DELI VERY EVENT, BUYER TAKE EVENT, MATERIAL BUYER TAKE EVENT, AND MATERIAL SELLER DELIVERY EVENT ARE WAIVED IN RESPECT OF SUCH EVENTS. THE PARTIES ACKNOWLEDGE THAT THE CONSEQUENCES OF THE EVENTS DESCRIBED IN THE FIRST THREE SENTENCES OF THIS SECTION 4.2(e) ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE AND THAT THE CONSEQUENCES SET FORTH HEREIN RESPECTING SUCH EVENTS CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS THAT WOULD BE SUFFERED BY EITHER PARTY AS A RESULT OF SUCH EVENT. Remedies for other Events under this Agreement shall be cumulative, as more particularly set forth in Article XII.

     4.3 Provision Regarding Output Contract Laws. The parties acknowledge that deliveries of Committed Gas hereunder may increase or decrease significantly from Month to Month as a consequence of the routine conduct of the parties' operations and a variety of factors affecting the market for Gas generally. Accordingly, the parties agree that (a) the obligations (i) of Seller to sell and deliver Committed Gas and (ii) of Buyer to purchase and receive Committed Gas, and (b) the methods used by Buyer and Seller pursuant to Section 3.5 to estimate the quantities of Committed Gas to be sold by Buyer and purchased by Seller from Month to Month hereunder, are all commercially reasonable means, arrived at by both parties, acting in good faith, to minimize the severity of such increases and decreases in deliveries, consistent with the commercial realities of producing and marketing the Committed Gas and the realities of Gas markets generally. The parties agree that Section 2.306 of the Texas Business and Commerce Code, or any provision of any law with similar provisions (collectively, "Output Contract Laws"), is inapplicable to this Agreement and the transactions hereby contemplated. To the extent that any Output Contract Laws are held to apply to this Agreement and the transactions hereby contemplated, the parties hereby WAIVE AND RELINQUISH any defenses to the enforcement of this Agreement arising from such output Contract Laws, and any claims that may be asserted by either party arising from such output Contract Laws.

                                   ARTICLE V.

                                DELIVERY POINT(S)
                                -----------------

     5.1 Generally. Committed Gas shall be delivered at the Delivery Point(s) set forth on Exhibit A hereto (the "Delivery Point(s)"), as such Exhibit A shall be updated from time to time by agreement of the parties, consistent with their obligations under this Agreement. Title to the Committed Gas shall pass to Buyer at the Delivery Point(s). As between the parties hereto, Seller shall be responsible for any damage or injury caused by the Committed Gas until it has been delivered to Buyer at the Delivery Point(s), after which Buyer shall be responsible for any damage or injury caused thereby. Either party may request in writing that the other party change any Delivery Point(s) set forth in Exhibit
A. The other party shall not unreasonably withhold its consent to the proposed change (it being specifically understood and agreed, however, that the withholding of such consent shall be reasonable if such other party would suffer economic detriment as a result of the proposed change). Changes in Aggregation Area(s) pursuant to changes in the Tariff of a Transporter shall also be reflected on Exhibit A within 30 Days after either Buyer or Seller has learned of such change.

                                   ARTICLE VI.

                        QUALITY, PRESSURE AND MEASUREMENT
                        ---------------------------------

     6.1 Generally. Unless otherwise provided elsewhere in this Agreement, all Committed Gas sold and purchased hereunder shall be of the same quality, delivered at the same pressure and measured in the same manner as provided from time to time in the then effective filed Tariff of the applicable Buyer's Transporter receiving and transporting the Gas for the Buyer at the applicable Delivery Point(s) (or such Transporter's other rules, guidelines, and policies to the extent applicable and in effect). EXCEPT AS MADE IN THIS SECTION 6.1 AND IN SECTION 14.1 (REGARDING SELLER'S TITLE), SELLER MAKES NO OTHER WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO GAS SOLD HEREUNDER, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

     6.2 Nonconforming Gas. As to Committed Gas which fails to meet the quality or pressure or other specifications above set forth, Buyer at its option may refuse to accept any or all such Committed Gas (to be hereinafter referred to as "Nonconforming Gas"). Acceptance of any or all Nonconforming Gas shall not be deemed a waiver of Seller's obligations hereunder with respect to such Gas or Buyer's rights with respect to any future deliveries of Nonconforming Gas. Seller shall bring such Nonconforming Gas into conformity with the requirements of Section 6.1 and, if such efforts are successful, such Nonconforming Gas shall once again be Committed Gas and subject in all respects to the terms and conditions of this Agreement. If it would be uneconomical for Seller to bring such Nonconforming Gas into conformity with the requirements of Section 6.1, however, Seller shall notify Buyer in writing of that fact (providing, in such notice, Seller's reasons for such conclusion and the facts in support thereof), whereupon Buyer may, in its discretion (a) accept such Nonconforming Gas for delivery at a price mutually acceptable to Buyer and Seller, (b) have such Gas brought into conformity with Section 6.1 at its sole cost and expense or (c)
release such Nonconforming Gas from this Agreement. Where Buyer may ship or redeliver Committed Gas to more than one Transporter, it will, if available, select a Transporter under whose standards such Committed Gas would not be Nonconforming Gas. Where Seller delivers Gas to Buyer that would be Nonconforming Gas on Buyer's Transporter, and Buyer selects a different Transporter and takes the Gas, any increase in Buyer's transportation costs or decrease in Buyer's resale price on such Gas resulting therefrom shall be taken into account in determining or redetermining the Index. Price Adjustments with respect to such Gas. Nonconforming Gas that is accepted by Buyer shall be considered Committed Gas under this Agreement, and Nonconforming Gas that is not accepted by Buyer shall be considered in determining the occurrence of a Seller Delivery Event and a Material Seller Delivery Event if such Nonconforming Gas is not released as hereinafter provided; but not a Buyer Take Event or a Material Buyer Take Event. Without limiting the generality of the foregoing provision, however, it is expressly agreed and understood that either party may, but neither shall be obligated to, install and operate facilities to bring the Gas into conformity with such specifications. Any such facilities shall be installed, operated and maintained at the sole cost, risk and expense of the party which elected to install such facilities. Either party may discontinue the operation of such: facilities if, in the sole judgment of the party installing same, such operation is uneconomical. If neither party elects to install or continue the operation of such facilities, Nonconforming Gas shall be released from the terms hereof within thirty (30) Days of Buyer's or Seller's written request for such a release. The provisions of this Section 6.2 set forth the sole remedies for the delivery or non-acceptance, as applicable, of Nonconforming Gas.


                                  ARTICLE VII.

                                      PRICE
                                      -----

     7.1 Initial Price. Except as otherwise provided in Section 7.2, Buyer shall pay Seller one hundred percent (100%) of the Initial Price for all Committed Gas delivered hereunder during any Month. "Initial Price" shall mean the Index Price, after any Index Price Adjustments and deduction of Costs of Delivery that reflects a market price for Gas of like quantities and quality at the Delivery Point. In the event more than one published index is listed on Exhibit A for use in determining the Index Price for Gas at a Delivery Point, then the Index Price will be calculated using an average of the published indices with appropriate Index Price Adjustments (hereinafter referred to as a "Basket Price").

     7.2 Alternate Price.

          (a) Generally. Notwithstanding the provisions of Section 7.1, Buyer shall pay Seller 100% of the Alternate Price (hereinafter defined) for the quantities of Committed Gas delivered for such Month at each Aggregation Area that exceed, for any reason (including, without limitation, the delivery of additional quantities of Committed Gas in accordance with Section 3.5(c)) 105% of Seller's Estimate for each such Aggregation Area for such Month. Such quantities of Committed Gas delivered in excess of 105% of Seller's Estimate for such Month shall be hereinafter referred to as the "Excess Quantities" for each Aggregation Area. The Alternate Price, however, shall be paid for an Aggregation Area only if, with respect to such Aggregation Area, the difference between (i) the product of (a) the Initial Price and (b) the Excess Quantities for such Aggregation Area, and (ii) the product of (a) the Alternate Price and (b) the Excess Quantities for such Aggregation Area, exceeds $5,000.

          (b) Definition of Alternate Price. "Alternate Price" means (i) the arithmetical average of Daily prices (to be computed from the Day on which initial deliveries of Excess Quantities first take place, until the final Day of the applicable Month) determined by the Gas Daily Index (Daily Midpoint column) applicable to the Delivery Point(s) included in each Aggregation Area where such Excess Quantities are delivered, after (ii) Index Price Adjustments and deductions of Costs of Delivery. The delivery of Excess Quantities shall be deemed to have first taken place on the first Day of the relevant Month when the cumulative Daily quantities of Committed Gas delivered in an Aggregation Area for such Month exceed the cumulative Daily Seller's Estimate for such Aggregation Area by at least five (5) percent, and continue to do so for the remainder of the Month (it being understood and agreed that, whenever actual Daily deliveries are unavailable, Daily deliveries will be determined by allocating the actual Monthly deliveries based on actual nominations).

     7.3 Payment for Delivery Arrangements. Subject to the other provisions of this Agreement, Seller shall be responsible for, and shall pay all costs and expenses of, all arrangements necessary to deliver Committed Gas to the Delivery Point(s) and Buyer shall be responsible for, and shall pay, all costs and expenses of, all arrangements necessary for the receipt, transportation and delivery to market of the Committed Gas downstream of the Delivery Point(s), provided, however, as to any Delivery Point (other than a Delivery Point at a wellhead, platform or plant tailgate), Seller shall have no responsibility for, nor pay any costs or expenses associated with, gas control activities (including but not limited to communicating with pipelines or gatherers for the purpose of nominating, dispatching or confirming the flow of Gas) necessary to move gas to such Delivery Point.

     7.4 Redetermination of Index(es) and Index Price Adjustments. If, during the term of this Agreement, (a) an Index used to determine the Index Price for any Delivery Point ceases to be available, (b) either party believes that another Index more accurately reflects existing market conditions with respect to any Delivery Point(s) than the Index currently being used with respect to such Delivery Point(s), or (c) either party believes that the Index Price Adjustments with respect to any Index Price for any Delivery Point(s) no longer accurately reflects all differentials reasonably necessary to adjust the Index Price for Gas to accurately reflect the market price for Gas of like quantities and quality at such Delivery Point(s), then either party may request the other to reconsider the currently-applicable Index or Index Price Adjustment, in accordance with Section 7.5. The parties shall review the appropriateness of all Index(es) and Index Price Adjustments used hereunder not less than annually.

     7.5 Status of Exhibit A: Procedures for Change of Exhibit. The attached Exhibit A accurately sets forth the parties' agreement regarding the Indexes, Index Price Adjustments and Delivery Points applicable to Committed Gas for the Month in which this Agreement has been executed and delivered, and such Indexes, Index Price Adjustments and Delivery Points shall not change for a period of 60 Days after the Effective Date except for (a) the deletion of Delivery points no longer needed for the delivery of Committed Gas, (b) the addition of Indexes, Index Price Adjustments and Delivery Points for new sources of supply added during such period, and (c) the replacement of any Index that ceases to be available during such period. Either party may propose a change in Exhibit A after the end of such 60 Day period (including but not limited to changes in Indexes and Index Price Adjustments) by giving the other party not less than 30 Days written notice before the first Day of the Month such change is proposed to be effective (the "Price Effective Date"). If the other party agrees in writing to the proposed change, the change shall be effective on the Price Effective Date. If the other party does not agree in writing to the proposed change by the 10th Day prior to the proposed Price Effective Date, then the proposed change shall not be effective, and either party may seek to arbitrate, at any time, the parties' disagreement pursuant to Section 14.10, and the decision of the arbitrators thereunder shall become effective retroactively on the Price Effective Date.

     7.6 Fixed Price Gas. If Seller or any of its Affiliates desires to receive a Fixed Price (as defined below) for a portion of the Committed Gas (such Committed Gas being herein called the "Fixed Price Gas"), then Seller will contact Buyer's Vice President of Marketing regarding such request. The request must include the proposed quantities, Delivery Point(s) and effective period of the Fixed Price, which must be at least three (3) months in duration (such period being called the "Effective Period"). Buyer will use commercially reasonable efforts to give Seller a Fixed Price quote in response to Seller's request, together with an assessment of the range of Fixed Prices and other relevant terms available in the market for packages of Fixed Price Gas similar to those being offered by Seller. If Seller accepts the Fixed Price quote, this Agreement will be amended to reflect the agreement of Buyer and Seller regarding the sale of Fixed Price Gas to Buyer. If Seller declines the Fixed Price quote, then the Fixed Price Gas will remain Committed Gas, and will continue to be sold to Buyer under the terms of this Agreement.

                                  ARTICLE VIII.

                               BILLING AND PAYMENT
                               -------------------

     8.1 Seller's Invoice. Seller may, at its option, provide an invoice to Buyer hereunder by the fifteenth (15th) Day of each Month, in which event Seller shall provide Buyer with a written or an electronically transmitted statement in respect of the preceding Month setting forth (a) the quantities of Committed Gas delivered at each Delivery Point(s), (b) the Contract Price applicable to such Committed Gas at each such Delivery Point(s), (c) any Buyer Payment due Seller under Section 4.2(b) (including reasonably satisfactory evidence of the amount of such Buyer Payment), and (d) any amounts due Seller in respect of an Imbalance Charge or violation of an OFO for which Buyer is responsible (including reasonably satisfactory evidence of such amounts), together with invoice for payment based thereon. If actual quantities delivered at each of such Delivery Point(s) are not available by the fifteenth (15th) Day of the Month, Seller may furnish statements and invoices based on Seller's Estimate, which statements and invoices shall be adjusted to reflect actual deliveries as soon as practicable after such actual deliveries become known. Within five (5) Business Days of the request of either party, the other party shall provide, to the extent it has a legal right of access thereto and/or such statement is then available, a copy of the Transporter's allocation or imbalance statement applicable to the Committed Gas for the requested period. Buyer will cooperate with Seller in helping Seller obtain all information necessary or desirable to prepare Seller's statements and invoice in accordance with this Section 8.1.


     8.2 Monthly Payment.

          (a) If Seller has elected to provide Buyer with a written invoice in accordance with Section 8.1, then by no later than the twenty-fifth (25th) Day of the Month following the Month in which Committed Gas was delivered, Buyer shall pay, in immediately available funds via wire transfer and otherwise in accordance with Section 14.5, the amount stated in Seller's invoice, net of any amounts due Buyer in accordance with the terms of this Agreement. Buyer's obligation to make payment to Seller on or before the twenty-fifth (25th) Day of the Month and the date for payment set forth in Section 12.1(a)(i) shall be postponed by one Day for each Day beyond the 15th Day of the Month that Seller delays in forwarding an invoice to Buyer. Buyer agrees to use-its best efforts to cooperate with Seller in reconciling its monthly payment to Seller's invoice.

          (b) If Seller has elected, in accordance with Section 8.1, not to provide Buyer with a statement and accompanying invoice hereunder, then Buyer's payments hereunder (including but not limited to any Buyer Payment) shall be payable on or before the 25th Day of each Month, and shall be based on (i) applicable Transporter statements or, (ii) Seller's Estimate (it being understood that such Seller's Estimate shall be adjusted to reflect actual deliveries as soon as practicable after such actual deliveries become known). Buyer shall submit to Seller with each Monthly payment a written or electronically transmitted schedule showing, for each Delivery Point(s) for such Month, (A) the quantities of Committed Gas delivered to such Delivery Point(s) and any reductions thereto due to downstream processing pursuant to Section 3.6(c), (B) the Contract Price applicable to such Committed Gas, indicating where appropriate the applicability of the Initial Price or the Alternate Price,
(C) the Index Price, (D) any Index Price Adjustments, and (E) any Costs of Delivery. In addition, separate statements shall be provided by not later than the 25th Day of the Month to reflect (x) any amounts due Buyer or Seller in respect of an Imbalance Charge for which either party is responsible (including reasonably satisfactory evidence of such amounts) and (y) the quantity of any shortfall in deliveries or takes due to a Seller Delivery Event or a Buyer Take Event, as applicable. Any amounts due in accordance with the preceding sentence shall be paid not later than 25 days after receipt of such statement. If the Day on which payment is due under this Section 8.2 does not fall on a Business Day, then Buyer's payment shall be due on the following Business Day. Seller shall cooperate with Buyer in helping Seller obtain all information necessary or desirable to prepare Buyer's payment statements in accordance with this Section 8.2.

     8.3 Disputed Statements. Should a statement be disputed by a party in good faith, the disputing party will pay any undisputed amount and will notify the other party in writing of the disputed amount and the basis for the dispute. Payment of the undisputed portion of a statement will not be deemed a waiver of the paying party's right to recoup any overpayment, and acceptance of such payment will not be deemed a waiver of the accepting party's right to recover any underpayment. The party that rendered the disputed statement will promptly investigate the dispute and will submit a corrected statement, if necessary, within thirty (30) Days after receiving notice of the dispute. If the parties cannot agree on the disputed amount within such 30-Day period, then, if upon resolution of the dispute, a party is determined to have underpaid the amount actually due, the party will remit the amount due, plus interest thereon from the date such amount should have been paid until such amount has been received by the underpaid party, calculated at the rate stated in Section 8.5 herein. If upon resolution of the dispute, a party is determined to have overpaid the amount actually due, the party to whom such overpayment was made will refund the excess paid, plus interest thereon calculated at the rate stated in Section 8.5 herein.

     8.4 Errors. If an error is discovered in any statement rendered hereunder, such error shall be adjusted within thirty (30) Days after notice of the discovery of the error. Any dispute which is not timely resolved shall be subject to arbitration in accordance with Section 14.10.

     8.5 Overdue Payments. Subject in all respects to Section 8.3, if either party fails to pay the amount due the other party when due hereunder as set forth in Section 8.2, then interest on any such unpaid and overdue amount shall accrue until paid at the Reference Rate.

     8.6 Audits. Each party shall keep and maintain true and correct books, records, files and accounts of all information reasonably related to the transactions contemplated by this Agreement, including all measurement records, all information used to determine prices and calculate invoices, all invoices, statements, and payment records, and all third-party invoices or other records reflecting Costs of Delivery deducted in making payments to Seller (collectively, the "Records"). All such Records shall be maintained for at least thirty-six (36) Months after the Month to which they pertain. Either party may, at its own expense, audit the other party's Records at any time during normal business hours upon at least fifteen (15) Days written notice. Any statement, charge or payment under this Agreement will be deemed final unless disputed in accordance with Section 8.3 within twenty-four (24) Months from the final Business Day of the calendar Year in which such statement, charge or payment is made or rendered, except for any adjustments to such statement, charge or payment due to volume adjustments of Committed Gas delivered at the Delivery Point(s) and other adjustments caused by Transporters' statements affecting payments for Committed Gas or Imbalance Charges. All claims made or raised in accordance with the preceding grammatical sentence shall survive such 24-month period for the maximum period prescribed by applicable law.

     8.7 Indemnities.

          (a)  Seller's  Indemnities.  Seller  shall,  in  accordance  with this
Section 8.7, indemnify, defend and hold Buyer harmless from and against any and all claims (including, without limitation, personal injury claims), costs, losses, causes of action, judgments, penalties, fines, damages, liabilities and expenses (including, without limitation, reasonable attorneys' fees and costs of court) of any kind whatsoever (all of the foregoing being hereinafter called "Losses") arising from or associated with (i) Gas prior to the delivery of the same to Buyer at the Delivery Point, (ii) any liabilities for which Seller is responsible and arising under Sections 11.3 or 11.4 hereof, (iii) a breach of Seller's warranties in Section 14.1, or (iv) Gas delivered by Seller hereunder, in respect of which claims of any type whatsoever are asserted by or on behalf of owners of landowners' royalties, overriding royalties, production payments, net profits interests, working interests, joint operating interests or other types of interests in oil and gas leases. Notwithstanding anything stated in this Agreement to the contrary, the respective liability (under this Section 8.7 and under any other provision of this Agreement) of each of the undersigned parties executing this Agreement as a Seller shall be several, not joint, and shall be limited solely to those Losses (or the pro rata portion of such Losses) arising from or attributable to Gas delivered by such Seller hereunder (and each such Seller shall in no way be liable under this Section 8.7 for any Losses arising from or attributable to any Losses relating to Gas delivered hereunder by another Seller).

          (b) Buyer's Indemnities. Buyer shall, in accordance with this Section 8.7, indemnify, defend and hold each Seller harmless from and against any and all Losses arising from or associated with (i) Committed Gas after the delivery and receipt of the same to Buyer at the Delivery Point, (ii) any liabilities for which Buyer is responsible and arising under Section 11.3 or 11.4 or (iii) any third-party claims that Buyer, either by itself or in concert with others (excluding Seller), has manipulated indexes or other factors that may materially determine or influence prices for Gas.

          (c) Claims for Indemnification. If either party seeks indemnification hereunder, the party seeking indemnification (the "Indemnified. Party") shall give the party from whom indemnity is sought (the "Indemnifying Party") prompt written notice of any matters which may give rise to a claim for indemnification under this Section 8.7; provided, however, that failure or delay in notification shall not relieve the Indemnifying Party from liability hereunder unless (and only to the extent) that delay in notifying the Indemnifying Party of such claim hinders or prevents the Indemnifying Party's defense of such claim or hinders or prevents the Indemnifying Party from obtaining the benefits of existing insurance coverage for some or all liability attributable to a Loss which would otherwise have been available to the Indemnifying Party but for said delay), in which case (and only to such limited extent), the Indemnified Party hereby WAIVES AND RELEASES THE INDEMNIFYING PARTY FROM ANY LIABILITY ATTRIBUTABLE TO OR ARISING FROM SUCH CLAIMS, REGARDLESS OF WHETHER SUCH CLAIMS WERE ATTRIBUTABLE TO THE NEGLIGENCE OR STRICT LIABILITY OF THE INDEMNIFYING PARTY. The Indemnifying Party shall have the right, in its own name or otherwise, to contest and defend by all appropriate legal or other proceedings any claim, provided, however, that:

               (i) Notice of the Indemnifying Party's intention to so contest shall be delivered to the Indemnified Party within fifteen (15) Days from the date of the Indemnifying Party's receipt of the Indemnified Party's notice;

               (ii) The Indemnifying Party shall pay all costs and expenses which it incurs in connection with such contest, including but not limited to all attorneys', accountants' and expert witnesses' fees and the cost of any bond which the Indemnifying Party is required by law to post in connection with such contest; and

               (iii) The Indemnifying Party shall conduct such contest with attorneys approved by the Indemnified Party (which approval shall not be unreasonably withheld), but the Indemnified Party shall have the right to participate in such proceedings and to be represented by, attorneys of its own choosing, at its own cost and expense. If the Indemnified Party- does not elect to participate in any such proceedings, it shall be bound by the results obtained by the Indemnifying Party, but the Indemnifying Party shall not enter into any settlement or compromise of the claims being contested in such proceeding without the consent of the Indemnified Party, which consent shall not be unreasonably withheld.

          (d) Payment and Consent. Amounts which the Indemnifying Party must pay the Indemnified Party hereunder shall be due within thirty (30) Days after (i) the Indemnified Party has paid any Losses subject to the Indemnifying Party's indemnity hereunder and (ii) the Indemnified Party has presented the Indemnifying Party with reasonably satisfactory evidence that the amount of such Losses has been paid; provided, however, that notwithstanding anything stated herein to the contrary with regard to amounts paid in settlement of such Losses, the Indemnifying Party shall only be liable for Losses attributable to amounts paid in settlement of any claims to the extent that the Indemnifying Party has consented thereto in writing, and in the event the Indemnified Party settles or otherwise consents to liability on any claims without the prior written consent of the Indemnifying Party thereto, the Indemnified Party hereby WAIVES AND RELEASES THE INDEMNIFYING PARTY FROM ANY LIABILITY FOR SUCH CLAIMS (AND ANY LOSSES ATTRIBUTABLE TO AMOUNTS PAID IN SETTLEMENT THEREOF, REGARDLESS OF WHETHER SUCH LOSSES ARE ATTRIBUTABLE (IN WHOLE OR PART) TO THE NEGLIGENCE OR STRICT LIABILITY OF THE INDEMNIFYING PARTY). Any amounts which the Indemnifying Party owes but does not pay when due under this Section 8.7 shall bear interest until paid at the Reference Rate.

                                   ARTICLE IX.

                     EFFECTIVE DATE AND TERM; RELEASE OF GAS
                     ---------------------------------------

     9.1 Generally. This Agreement shall be effective as of the Effective Date and shall continue and remain in full force and effect until the first to occur of the following: (a) the tenth (10th) anniversary of the Effective Date (it being understood that subject to the other terms and conditions of this Section 9.1, this Agreement shall be automatically extended for one Year, beginning with the tenth (10th) anniversary of the Effective Date, and continuing on each subsequent anniversary of the Effective Date thereafter, unless one party gives the other party written notice of its intention to terminate this Agreement at least 180 Days prior to the end of the then current term, (b) termination of this Agreement by Seller for a Material Buyer Take Event in accordance with
Section 4.2(c), (c) termination of this Agreement upon occurrence of a Buyer Bankruptcy Event or a Seller Bankruptcy Event in accordance with Section 12.1(c)(i), (d) termination of this Agreement by Seller for a Buyer Payment Event in accordance with Section 12.1(c)(i), (e) dissolution of the parent company in Seller's corporate structure, (F) Buyer's dissolution, or (g) termination of this Agreement, effective upon twelve (12) Months' advance written notice (with such 12-Month period beginning on the first Day of the Month following the Month in which such notice is sent), delivered by either party to the other at any time after the fifth (5th) anniversary, but before the sixth (6th) anniversary, of the Effective Date, which notice shall convey such party's election to terminate this Agreement and shall state the reason for such termination, which reason may include any of the following: (i) changed economic conditions; (ii) changes in applicable laws or regulations; (iii) changes in gas market conditions; or (iv) other changes not expected by such terminating party as of the Effective Date (a termination by either party under this clause (g) to be referred to as a "Permitted Termination").

     9.2 Restricted Gas: Release of Committed Gas.

          (a) Generally.

          (i) Conditions for Restricted Gas

               (A) Tier One Restricted Gas. If the Pro Forma Throughput equals or exceeds .4945 TBtu/d during any applicable Test Period, Committed Gas may be determined to be Restricted Gas under this
               Section 9.2 ("Tier One Restricted Gas"). Tier One Restricted Gas shall be sold under a Restricted Gas Purchase Agreement in respect of Sole Source Gas or Restricted Disposition Gas, as applicable. Such Restricted Gas Purchase Agreement shall have a term of one year (with respect to Restricted Disposition Gas) or two years (with respect to Sole Source Gas) from the applicable Restricted Gas Purchase Agreement Effective Date, in accordance with the terms of Section 9.2(b)(ii) or 9.2(c)(ii). If Seller pays Buyer the Tier One Restricted Gas Buyout Amount, Seller may Dispose of the specified properties and the Gas producible therefrom; without restriction pursuant to this Agreement. The quantities bought out with Tier One Restricted Gas Buyout Amounts shall be deemed Creditable Gas (as deemed in the Purchase and Sale Agreement).

               (B) Tier Two Restricted Gas,. If the Pro Forma Throughput equals or exceeds .3440 TBtu/d, but is less than .4945 TBtu/d during any applicable Test Period, Committed Gas may be determined to be
               Restricted Gas under this Section 9.2 ("Tier Two Restricted Gas"). Tier Two Restricted Gas shall be sold under a Restricted Gas Purchase Agreement in respect of Sole Source Gas or Restricted Disposition Gas, as applicable. Such Restricted Gas Purchase Agreement shall have a term of one year (with respect to Restricted Disposition Gas) or two years (with respect to Sole Source Gas) from the applicable Restricted Gas Purchase Agreement Effective Date, in accordance with the terms of Section
               9.2(b)(ii) or Section 9.2(c)(ii). If Seller pays Buyer the Tier Two Restricted Gas Buyout Amount, Seller may Dispose of the specified properties and the Gas producible therefrom without restriction pursuant to this Agreement. Tier Two Restricted Gas Buyout Amounts shall be creditable in dollars against Clawback Payments for the year in which the Tier Two Restricted Buyout Amount is paid or, if not utilized in full in such year, carried forward and credited against future Clawback Payments until utilized in full. From the Effective Date until the second anniversary thereof, Seller's Dispositions in excess of the Permitted Annual Disposition Quantities shall be deemed Restricted Disposition Gas, without need for a determination of a Loss of Margin under Section 9.2(b), and shall continue to be sold to Buyer under a Restricted Gas Purchase Agreement pursuant to Section 9.2(c)(ii) with a termination date of the second anniversary of the Effective Date.

               (C) Burdened Gas. If the Pro Forma Throughput is less than .3440 TBtu/d during any applicable Test Period, Committed Gas shall be Burdened Gas under this Section 9.2. Burdened Gas shall be sold under a Restricted Gas Purchase Agreement having a term from the Burdened Gas Purchase Agreement Effective Date until the sixth anniversary of the Effective Date of this Agreement. If Seller pays Buyer the Burdened Gas Buyout Amount, Seller may Dispose of the specified properties and the Gas producible therefrom without restriction pursuant to this Agreement. Restricted Burdened Gas Buyout Amounts shall be creditable in dollars against Clawback Payments for the year in which the Restricted Burdened Gas Buyout Amount is paid or, if not utilized in full in such year, carried forward and credited against future Clawback Payments until utilized in full.

               (D) Sole Source Gas. Buyer may restrict Sole Source Gas pursuant to Section 9.2(b). Sole Source Gas shall be sold to Buyer under a Restricted Gas Purchase Agreement having a term of two years from the Restricted Sole Source Gas Purchase Agreement Effective Date, in accordance with the terms of Section 9.2(b)(ii).

               (E) Cumulative Restricted Gas Payment Ceiling. Notwithstanding any other provision of this Agreement to the contrary, if the sum of (1) all Cumulative Restricted Gas Buyout Amounts and (2) all Clawback Payments equals or exceeds $18,275,000, Seller may dispose of any properties and the Gas producible therefrom without restriction pursuant to this Agreement, and without further obligation to pay Clawback Payments.

          (ii) General Definitions. The following terms used in this Section 9.2 shall have the meanings set forth below. Other terms are defined elsewhere in this Section 9.2.

               (A) "Throughput" means the arithmetical average, expressed in MMBtus/d, determined by dividing the quantity of Creditable Gas by the number of Days in the relevant period.


               (B) "Burdened Gas" shall have the meaning set forth in Section 9.2(d).



               (C) "Burdened Gas Buyout Amount" shall mean an amount mutually satisfactory to Buyer and Seller, paid by Seller to Buyer for the purpose of buying out Seller's obligations to enter into a Restricted Gas Purchase Agreement with Buyer for the sale of Burdened Gas.

               (D) "Clawback Payments" shall mean certain payments that could be made by Seller in accordance with Section 2.3(b) of the Purchase and Sale Agreement.

               (E) "Contractual Obligations" shall mean Buyer's obligations under one or more identified contracts, each of which (1) existed at the time Buyer became aware of Seller's intent through written communication to make a Disposition and is not renewed or extended thereafter, and (2) cannot be terminated without penalty within 30 Days, or performance of which cannot be interrupted without penalty.

               (F) "Cumulative Restricted Gas Buyout Amounts" shall mean the cumulative sum of all Tier One Buyout Amounts, Tier Two Buyout Amounts and Burdened Gas Buyout Amounts.

               (G) "Loss of Margin" means the elimination of Buyer's margin (or an increase in a negative margin) that would result from the loss of Committed Gas, if Buyer's cost of replacing such Gas (including, without limitation, increases or decreases in transportation costs) exceeds the cost of such Gas at the Contract Price (as of the date of a relevant Restricted Gas determination) in effect under this Agreement on such date. If the subject Committed Gas is being processed by Buyer at the time Buyer-became aware of Seller's intent through written communication to make a Disposition, the determination of Buyer's margin shall include the net revenue allocated to the subject Committed Gas over the preceding 12 months from the processing thereof converted to a dollars per MMBtu basis, but only if Buyer cannot replace such Committed Gas with Gas of equal thermal value with no restriction on processing rights. For purposes hereof, the phrase "net revenue" shall mean the remainder of (a) the revenues received from the sale of the Removed Products by Buyer or from the plant, as applicable, minus (b) the sum of all costs of processing including but not limited to (1) the total transportation costs incurred by Buyer for upstream transportation of the PVR or condensate, (2) all fees and charges paid to the plant for the processing services, and (3) all taxes and other charges due on the Removed Products. The term "PVR" (Plant Volume Reduction) shall mean, with respect to each Month, the difference in (i) the quantity of Gas delivered by Seller to Buyer and tendered to the plant for processing, as measured at the plant inlet, and (ii) the quantity of residue Gas redelivered to Buyer after processing in the plant, which difference will represent the fuel, shrinkage and lost and unaccounted for quantities allocated to the quantity of the Gas tendered for processing.

               (H) "Permitted Annual Disposition Quantities" means 150 BBtu/d, plus (1) quantities attributable to Committed Gas produced from new wellbores and newly-acquired sources of supply of Committed Gas minus (2) quantities attributable to Dispositions, net of the sum of (x) Restricted Gas quantities from such Dispositions which continue to be sold to Buyer and (y) quantities of Disposition Gas released due to the payment of Tier One Buyout Amounts, Tier Two Buyout Amounts or Burdened Gas Buyout Amounts. Quantities attributable to Dispositions shall never be less than zero. All quantities will be computed on the last full Month of uncurtailed production.

               (I) "Pro Forma Throughput" shall mean the Throughput less the Proposed Disposition Quantities.

               (J) "Proposed Disposition Quantities" means the Throughput expressed in MMBtus/d, in the most recent full Month of uncurtailed production from properties subject to a proposed Disposition.

               (K) "Purchase and Sale Agreement" shall mean the Purchase and Sale Agreement dated as of June 18, 1998, by and among Apache Gathering Company, Oryx Gas Marketing Limited Partnership and Cinergy Corp.

               (L) "Restricted Disposition Gas" shall have the meaning set forth in Section 9.2(c)(i).

               (M) "Restricted Gas" shall mean Sole Source Gas, Restricted Disposition Gas and Burdened Gas.

               (N) "Restricted Gas Purchase Agreement" means an agreement in substantially the form of Exhibit B, carrying forward the Delivery Points, Indexes, Index Price Adjustments and processing rights and reservations of Buyer and Seller from this Agreement, but with the effective dates and terms set forth in Sections 9.2(b)(ii), 9.2(c)(ii) or 9.2(d)(ii), as applicable.

               (O) "Sole Source Gas" shall have the meaning set forth in Section 9.2(b)(i).

               (P) "Test Period" shall mean (1) before the first anniversary of the Effective Date, the period from the Effective Date through the last Day of the Month before the Month in which a Restricted Gas determination is made and (2) on and after the first anniversary of the Effective Date, the rolling retrospective twelve-month period through the last Day of the Month before the Month in which a Restricted Gas determination is made.

               (Q) "Tier One Restricted Gas" shall have the meaning set forth in
               Section 9.2(a)(i)(A).

               (R) "Tier One Restricted Gas Buyout Amount" shall mean an amount equal to Buyer's Loss of Margin (expressed in cents per MMBtu/d), multiplied by the Proposed Disposition Quantities from the effective date of the relevant Disposition to the first anniversary thereof.

               (S) "Tier Two Restricted Gas" shall have the meaning set forth inSection 9.2(a)(i)(B).

               (T) "Tier Two Restricted Gas Buyout Amount" shall mean an amount equal to $0.024 per MMBtu/d, multiplied by the Proposed Disposition Quantities from the effective date of the relevant Disposition to the first anniversary thereof.

          (b) Sole Source Gas.

          (i) Sole Source Gas Defined: Determination of Sole Source Gas. "Sole Source Gas" shall mean Committed Gas needed to satisfy Contractual Obligations
(A) that, after the exercise of reasonable efforts by Buyer, cannot be released and (B) no other Gas can be physically delivered. The existence of Sole Source Gas shall be determined by Buyer as soon as practicable, and notice of such determination shall be in writing and delivered to Seller not later than 10 Business Days following receipt of Seller's Disposition notice pursuant to
Section 3.3(b). The notice of determination shall also indicate that (i) such Gas shall be sold, traded, exchanged or otherwise transferred free and clear of the requirements of this Agreement, or (ii) a portion or all of such Gas shall be Restricted Gas, shall indicate the Delivery Point(s) and quantities of Gas affected, and shall otherwise comply with the applicable provisions of Section
9.2. In evidencing that the loss of Committed Gas meets the requirements set forth for Sole Source Gas, Buyer's notice must set forth Buyer's reasons for concluding that Sole Source Gas exists, and identify all specific Contractual Obligations in force and effect with its customers evidencing the existence of Sole Source Gas (providing Seller with copies of such contracts, redacted only to the extent necessary to comply with applicable confidentiality agreements, if any, with the pricing and the identity of the purchaser to be redacted in all cases), together with any other written or electronic information and analysis supporting the conclusion that such Gas is Sole Source Gas.

          (ii) Terms of Sole Source Gas Contract. Committed Gas determined to be Sole Source Gas under Section 9.2(b)(i) shall continue to be sold to Buyer under the terms of a Restricted Gas Purchase Agreement, which shall be executed and delivered by Buyer and Seller on or before the closing of a Disposition with respect to which it has been determined that there is Sole Source Gas. The effective date of the Restricted Gas Purchase Agreement with respect to Sole Source Gas shall be the closing date of the relevant Disposition (the "Sole Source Restricted Gas Purchase Agreement Effective Date"). The termination of the Restricted Gas Purchase Agreement with respect to Sole Source Gas shall be the first to occur of (1) the termination of the Contractual Obligations that evidenced the existence of Sole Source Gas or (2) two years from the Sole Source Restricted Gas Purchase Agreement Effective Date. Seller shall make as an express condition to the consummation of the relevant Disposition the assumption by the transferee of the Gas producing properties of Seller's obligations under the Restricted Gas Purchase Agreement with respect to Sole Source Gas.
Notwithstanding anything stated herein to the contrary, to the extent that Seller fails to consummate the proposed Disposition within one hundred eighty
(180) Days following Buyer's receipt of Seller's notice provided in accordance with Section 3.3(b), Seller shall be required to notify Buyer in writing of the status of such Disposition, and shall continue to provide such notification to Buyer at thirty (30) Day intervals thereafter until the Disposition is either consummated or abandoned (it being understood and agreed that Seller shall notify Buyer in writing within thirty (30) Days of the date on which such Disposition is consummated or abandoned). If the contemplated Disposition is abandoned, or if Seller fails to give the notices required by the preceding grammatical sentence in a timely manner, then Buyer's determination under
Section 9.2 of the amounts of the Committed Gas covered by such Disposition that are Restricted Gas and Disposition Gas, respectively, shall automatically terminate, and Seller shall once again be obligated to comply with all notice obligations under Section 3.3, and will be subject to a new determination by Buyer under Section 9.2, in connection with any future proposed Disposition of all or any part of such Committed Gas.

          (c) Restricted Disposition Gas.

          (i) Restricted Disposition Gas Defined: Determination of Restricted, Disposition Gas. "Restricted Disposition Gas" shall mean Committed Gas needed to satisfy Buyer's Contractual Obligations that, unless restricted under this
Section 9.2(c)(i), cannot be replaced after the exercise of reasonable efforts by Buyer without a Loss of Margin for Buyer. The existence of Restricted Disposition Gas shall be determined as follows:

               (A) not later than 10 Business Days after receipt of Seller's Disposition notice pursuant to Section 3.3(b), Buyer shall provide Seller with written notice (1) identifying all specific Contractual Obligations in force and effect with Buyer's customers that, as a result of the loss of the relevant Disposition Gas, might result in a Loss of Margin (providing Seller with copies of such contracts, redacted only to the extent necessary to comply with applicable confidentiality requirements, if any, with the identity of the purchaser to be redacted in all cases), (2) identifying the Delivery Point(s) and quantities required to source the Gas required to meet the Contractual Obligations and (3) providing any other written or electronic information and analysis indicating that the loss of the relevant Disposition Gas might result in a Loss of Margin;

               (B) Buyer shall  exercise all  reasonable  diligence,  for twenty
               (20) Business Days after receipt of Seller's Disposition notice, to locate alternative sources of Gas that could replace the relevant Disposition Gas without Loss of Margin. At the end of such twenty (20) Business Day period, Buyer shall provide Seller with written notice that (1) Buyer has located alternative sources of Gas that could replace the relevant Disposition Gas without Loss of Margin (in which event such relevant Disposition Gas shall be released from this Agreement upon closing of the relevant Disposition) or (2) Buyer has been unable to locate such alternative sources of Gas, and shall indicate the Delivery Point(s) and quantities of Committed Gas affected, in which event the relevant Disposition Gas shall become Restricted Disposition Gas, subject to Seller's rights under Section 9.2(c)(i)(C).

               (C) Seller shall have the right, exercisable only once with respect to any proposed Disposition, to request in writing that Buyer reconsider a determination under Section 9.2(c)(i)(B) that Restricted Disposition Gas exists. Buyer shall comply with the provisions of subsection (B) above, except that the period of time for such determination shall be reduced to ten (10) Business Days.

          (ii) Terms of Restricted Disposition Gas Contract. Committed Gas determined to be Restricted Disposition Gas under Section 9.2(c)(i) shall continue to be sold to Buyer under the terms of a Restricted Gas Purchase Agreement, modified in accordance with the terms of this Section 9.2(c), which Restricted Gas Purchase Agreement shall be executed and delivered by Buyer and Seller on or before the closing of a Disposition with respect to which Buyer has determined that there is Restricted Disposition Gas. The effective date of the Restricted Gas Purchase Agreement with respect to Restricted Disposition Gas shall be the closing date of the relevant Disposition (the "Restricted Disposition Gas Purchase Agreement Effective Date"). The termination of the Restricted Gas Purchase Agreement with respect to Restricted Disposition Gas shall be the first to occur of (1) the termination of the Contractual Obligations that evidenced the existence of Restricted Disposition Gas, or (2) one year from the Restricted Disposition Gas Purchase Agreement Effective Date. Seller shall make as an express condition to the consummation of the Disposition the assumption by the transferee of the Gas producing properties of Seller's obligations pursuant to such Restricted Disposition Gas Purchase Agreement. Notwithstanding anything stated herein to the contrary, to the extent that Seller fails to consummate the proposed Disposition within one hundred eighty
(180) Days following Buyer's receipt of Seller's notice provided in accordance with Section 33(b), Seller shall be required to notify Buyer in writing of the status of such Disposition, and shall continue to provide such notification to Buyer at thirty (30) Day intervals thereafter until the Disposition is either consummated or abandoned (it being understood and agreed that Seller shall notify Buyer in writing within thirty (30) Days of the date on which such Disposition is consummated or abandoned). If the contemplated Disposition is abandoned, or if Seller fails to give the notices required by the preceding grammatical sentence in a timely manner, then Buyer's determination under
Section 9.2 of the amounts of the Committed Gas covered by such Disposition that are Restricted Gas and Disposition Gas, respectively, shall automatically terminate, and Seller shall once again be obligated to comply with all notice obligations under Section 3.3, and will be subject to a new determination by Buyer under Section 9.2, in connection with any future proposed Disposition of all or any part of such Committed Gas. Seller may buy out its obligations under a Restricted Gas Purchase Agreement in respect of Restricted Disposition Gas by paying a Tier One Restricted Gas Buyout Amount or a Tier Two Restricted Gas Buyout Amount, as applicable.

          (d) Burdened Gas.

          (i) Burdened Gas Defined: Determination of Burdened Gas: "Burdened Gas" shall mean all Disposition Gas to the extent that such Disposition Gas causes the Pro Forma Throughput to fall below .3440 TBtu/d. The existence of Burdened Gas shall be determined as soon as practicable, but not later than 10 Business Days following receipt of Seller's Disposition notice pursuant to
Section 3.3(b).

          (ii) Burdened Gas Purchase Agreement Committed Gas determined to be Burdened Gas under this Section 9.2(d)(i) shall continue to be sold as Committed Gas under the terms of a Restricted Gas Purchase Agreement (the "Burdened Gas Purchase Agreement"), modified in accordance with the terms of this Section 9.2(d) which Restricted Gas Purchase Agreement shall be executed and delivered by Buyer and Seller on or before the closing of a Disposition with respect to which it has been determined that Burdened Gas exists. The effective date of the Restricted Gas Purchase Agreement with respect to Burdened Gas shall be the closing date of the relevant Disposition (the "Burdened Gas Purchase Agreement Effective Date"). The term of the Restricted Gas Purchase Agreement with respect to Burdened Gas shall expire on the sixth anniversary of the Effective Date. Seller shall make as an express condition to the consummation of the relevant Disposition the assumption by the transferee of Seller's obligations pursuant to such Burdened Gas Purchase Agreement. Notwithstanding anything stated herein to the contrary, to the extent that Seller fails to consummate the proposed Disposition within one hundred eighty (180) Days following Buyer's receipt of Seller's notice provided in accordance with Section 3.3(b), Seller shall be required to notify Buyer in writing of the status of such Disposition, and shall continue to provide such notification to Buyer at thirty (30) Day intervals thereafter until the Disposition is either consummated or abandoned (it being understood and agreed that Seller shall notify Buyer in writing within thirty
(30) Days of the date on which such Disposition is consummated or abandoned). If the contemplated Disposition is abandoned, or if Seller fails to give the notices required by the preceding grammatical sentence in a timely manner, then Buyer's determination under Section 9.2 of the amounts of the Committed Gas covered by such Disposition that are Restricted Gas and Disposition Gas, respectively, shall automatically terminate, and Seller shall once again be obligated to comply with all notice obligations under Section 3.3, and will be subject to a new determination by Buyer under Section 9.2, in connection with any future proposed Disposition of all or any part of such Committed Gas. Seller may buy out its obligations under a Restricted Gas Purchase Agreement by paying a Burdened Gas Buyout Amount.

          (e) Arbitration of Differences Over Sale of Restricted Gas. It is specifically understood and agreed that if Buyer and Seller cannot agree that Gas should be Restricted Gas, such disagreement shall be subject to arbitration in accordance with the terms of Section 14.10.

          (f) Release of Gas Other than Restricted Gas. If Buyer does not notify Seller of Buyer's determination of the existence of Restricted Gas within the period prescribed in this Section 9.2, then all Committed Gas described in the relevant Disposition notice shall be released from this Agreement, subject to the provisions of Section 9.3, effective on the effective date of the relevant Disposition. If part, but not all, of the Committed Gas described in the relevant notice is determined to be Restricted Gas, then the portion of such Committed Gas not determined to be Restricted Gas shall be released from this Agreement.

     9.3 Survival. Notwithstanding anything stated in this Agreement to the contrary, termination of this Agreement shall in no way relieve any party from any obligations or liabilities accrued as of the date of termination, and any imbalances in receipts or deliveries shall be corrected to zero within 60 Days after such date. All indemnity obligations of the parties shall survive the termination of this Agreement. In addition, the parties acknowledge and agree that the termination of this Agreement, whether as a result of a Permitted Termination Event or otherwise, may require a transition period to ensure that the marketing and transportation of the Committed Gas are not disrupted. Accordingly, each party further agrees to use commercially reasonable efforts to cooperate in the winding up of the relationship described herein and to avoid disrupting Seller's marketing of its Gas; provided, however, that nothing herein will require (i) Buyer to assign or otherwise provide access to its software licenses, computer hardware, contract rights, or other assets used in its Gas marketing and transportation activities or (ii) Seller to assign or otherwise provide access to rights that had been used to transport Committed Gas under Seller's own contracts during the term of this Agreement.

                                   ARTICLE X.

                                  FORCE MAJEURE
                                  -------------

     10.1 Generally. In the event of either party hereto being rendered unable, wholly or in part, by Force Majeure (hereinafter defined) to carry out its obligations under this Agreement, other than the obligation to make payments due hereunder, such party shall notify the other party by telephone as soon as possible of the Force Majeure event and thereafter, as soon as practicable, provide full particulars of such Force Majeure in writing, by facsimile or other commercially reasonable means, to the other party within ten (10) Days after the occurrence of the cause relied on. The obligations of the parties, so far as they are affected by such Force Majeure, shall be suspended from the inception of such Force Majeure during the continuance of any inability so caused but for no longer period, and such cause hall be remedied with all reasonable dispatch. Upon termination of the event of Force Majeure, the party who had been affected by such event shall notify the other party by telephone of such termination, and thereafter, as soon as practicable, provide such other party with written notification of such termination by facsimile or other commercially reasonable means, and the parties shall resume performance under this Agreement as soon as practicable (it being understood, however, that Seller's obligation to resume performance hereunder is subject in all respects to the provisions of Section 10.4). The term "Force Majeure" as employed herein shall mean acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, insurrection, riots, epidemics, landslides, lightning, earthquakes, fires, hurricanes, tropical storms, floods, washouts, arrests and restraints of the government (federal, state or local), inability of any party hereto to obtain necessary materials, supplies or permits due to existing or future rules, orders and laws of governmental authorities (federal, state or local), interruptions by government or court orders, present and future orders of any regulatory body having proper jurisdiction, civil disturbances, explosions, sabotage, breakage or accident to machinery or lines of pipe, the necessity for making repairs or alterations to machinery or lines of pipe, freezing of wells or lines of pipe, partial or entire failure of wells
(including, without limitation, well blowouts and well craterings), the inability or refusal of any Transporter of Gas to receive, transport or deliver Gas sold or purchased hereunder (but only if (x) such inability or refusal results from an event that is interrupting such Transporter's service to its firm customers and (y) no commercially reasonable alternative for the transportation of the affected Committed Gas exists), and any other causes, whether of the kind herein enumerated or otherwise, not within the control of the party claiming suspension and which by the exercise of due diligence such party is unable to overcome. Force Majeure shall also include the inability to acquire, or delays in acquiring any servitudes, right-of-way grants, permits or licenses required to be obtained to enable a party hereto to fulfill its obligations hereunder.

     10.2 Exclusions. The term "Force Majeure" does not include loss of markets or a change in market prices for Gas.

     10.3 Labor Disputes. The settlement of strikes or lockouts shall be entirely within the discretion of the party having the difficulty and the above requirement of the use of diligence in restoring normal operating conditions shall not require the settlement of strikes or lockouts by acceding to the terms of the opposing party when such course is inadvisable in the discretion of the party having the difficulty.

     10.4 Marketing of Force Majeure Gas. If Buyer is unable to take Committed Gas from any Delivery Point(s) due to the occurrence of Force Majeure, Seller, acting in a commercially reasonable manner, may market and sell such Committed Gas from the affected Delivery Point(s) to any third parties free from this Agreement and without any obligation to Buyer during the continuance of the Force Majeure. As soon as-the Force Majeure that rendered Buyer unable to take Committed Gas is remedied or terminated, Seller's obligation to thereafter commence selling the Committed Gas to Buyer shall commence following the expiration of any agreement between Seller and third parties for the purchase of Committed Gas that Buyer was unable to take and that Seller subsequently marketed and sold to such parties as permitted by this Section 10.4. It is specifically understood and agreed that any such agreement between Seller and third parties shall be terminable without penalty to Seller on not more than thirty (30) Days notice, and Seller shall use commercially reasonable efforts to terminate any such agreement within a shorter period so that the Committed Gas being sold thereunder will be available for inclusion in the Seller's Estimate that follows the date on which Seller receives notice from Buyer pursuant to this Section 10.4 that such Force Majeure has been remedied or terminated.

                                   ARTICLE XI.

                              IMBALANCE RESOLUTION
                              --------------------

     11.1 Generally. Seller agrees that Gas will be delivered as nearly as practicable at a relatively constant daily rate over the Month.

     11.2 Cooperation of Parties. The parties recognize that imbalances may occur on Transporters. Accordingly, Buyer and Seller agree to make every reasonable effort to promptly eliminate or minimize such imbalances. The Buyer shall have the primary responsibility for eliminating or minimizing imbalances downstream of the Delivery Point(s), it being understood, however, that Seller shall cooperate with Buyer's efforts in all reasonable respects.

     11.3 Liability for Imbalance Charges. If any of the Transporter(s) of Committed Gas sold and purchased hereunder elects to enforce the general terms and conditions of its then applicable Tariff which allow the Transporter(s) to impose Imbalance Charges, Buyer and Seller shall be obligated to take such commercially reasonable action as may be necessary in order to avoid imposition of such Imbalance Charges. If, during any Month, Seller or Buyer receives an invoice from a Transporter which includes an Imbalance Charge, the validity as well as the cause of such Imbalance Charge shall be determined. If it is determined that the Imbalance Charge was imposed as a result of acts or omissions of Buyer or Buyer's resale customer, then Buyer shall pay such Imbalance Charge and/or shall indemnify Seller for any such Imbalance Charge as may be incurred by Seller. If it is determined that the Imbalance Charge was imposed as a result of acts or omissions of Seller (including, without limitation, errors made in Seller's Estimate which are not corrected in time to reasonably permit Buyer to adjust nominations within any deadline established by the Tariff of a Transporter), then Seller shall pay such Imbalance Charge and/or shall indemnify Buyer for any such Imbalance Charge as may be incurred by Buyer. With respect to the indemnification against Imbalance Charges that are cash-outs, the responsible party will bear only the portion of such Charges constituting a loss to the other party.

     11.4 Operational Flow Orders. Should either party receive an operational flow order or other order or notice from a Transporter requiring action to be taken in connection with this Agreement or Gas flowing under this Agreement (an "Operational Flow Order" or "OFO"), such party shall notify the other party of the OFO as soon as practicable and simultaneously provide the other party a copy of such OFO by facsimile or other commercially reasonable means. The parties shall take all actions required by the OFO within the period(s) prescribed therein.

                                   ARTICLE XII

                      CERTAIN EVENTS AFFECTING PERFORMANCE
                      ------------------------------------

     12.1 Buyer and Seller Events.

          (a) Buyer Event Defined. Each of the following shall be deemed a "Buyer Event": (i) Buyer's failure to pay or cause to be paid any undisputed amount owing under this Agreement when due (including, without limitation, Buyer Payment in accordance with Section 4.2(b) and interest accrued on any amounts payable hereunder in accordance with Section 8.5) by the Final Business Day of the Month following the Month in which Committed Gas was delivered, subject in all respects to Buyer's rights under Sections 8.2 and 8.3 (a "Buyer Payment Event"); (ii) the occurrence of one or more of the following events with respect to Buyer: (A) the entry of a decree or order for relief against any entity controlling Buyer by a court of competent jurisdiction in any involuntary case brought against any such entity under any bankruptcy insolvency or other similar law (collectively, "Debtor Relief Laws") generally affecting the rights of creditors and relief of debtors now or hereafter in effect, (B) the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar agent under applicable Debtor Relief Laws for any such entity or for any substantial part of its assets or property, (C) the ordering of the winding up or liquidation of any such entity's affairs, (D) the filing of a petition against any such entity in any such involuntary bankruptcy case, which petition remains undismissed for a period of 180 Days or which is not dismissed or suspended pursuant to Section 305 of the Federal Bankruptcy Code (or any corresponding provision of any future United States bankruptcy law), (E) the commencement by any such entity of a voluntary case under any applicable Debtor Relief Law now or hereafter in effect, (F) the consent by any such entity to the entry of an order for relief in an involuntary case under any such law or to the appointment of or the taking of possession by a receiver, liquidator, assignee, trustee, custodian; sequestrator or other similar agent under any applicable Debtor Relief Laws for any such entity or for any substantial part of its assets or property, or (G) the making by any such entity of any general assignment for the benefit of its creditors (the events referred to in clauses (A) through (G) being collectively referred to as a "Buyer Bankruptcy Event"); (iii) the inaccuracy, in any material respect, of any representation or warranty made by Buyer in Section 14.15 (a "Buyer Representation Event"); or (iv) Buyer's failure to perform any covenant or other obligation in this Agreement (other than those specified in clauses (i) through (iii) of this Section 12.1(a)), and if such failure is susceptible of cure before Seller suffers any costs or losses as a result thereof, such failure is not remedied within thirty (30) Days of Buyer's receipt of a written notice describing the particulars of such failure in reasonable detail (such failure being herein called "Buyer Covenant Event").

          (b) Seller Event Defined. Each of the following shall be deemed a "Seller Event": (i) the failure of any Seller to pay or cause to be paid any undisputed amount owing under this Agreement when due (including, without limitation, interest accrued thereon in accordance with Section 8.5) for a period of fifteen (15) Days after the due date, subject in all respects to Seller's rights under Section 8.3 (a "Seller Payment Event"); (ii) a Seller Delivery Event, as defined in Section 4.2(a); (iii) the occurrence of one or more of the following events with respect to Seller: (A) the entry of a decree or order for relief against any entity controlling Seller by a court of competent jurisdiction in any involuntary case brought against any such entity under any bankruptcy, insolvency or other similar law (collectively, "Debtor Relief Laws") generally affecting the rights of creditors and relief of debtors now or hereafter in effect, (B) the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar agent under applicable Debtor Relief Laws for any such entity or for any substantial part of its assets or property, (C) the ordering of the winding up or liquidation of any such entity's affairs, (D) the filing of a petition against any such entity in any such involuntary bankruptcy case, which petition remains undismissed for a period of 180 Days or which is not dismissed or suspended pursuant to Section 305 of the Federal Bankruptcy Code (or any corresponding provision of any future United States bankruptcy law), (E) the commencement by any such entity of a voluntary case under any applicable Debtor Relief Law now or hereafter in effect, (F) the consent by any such entity to the entry of an order for relief in an involuntary case under any such law or to the appointment of or the taking of possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar agent under any applicable Debtor Relief Laws for any such entity or for any substantial part of its assets or property, or (G) the making by any such entity of any general assignment for the benefit of its creditors (the events referred to in clauses (A) through (G) being collectively referred to as a "Seller Bankruptcy Event"); (iv) the inaccuracy, in any material respect, of any representation or warranty made by Seller in Section
14.14 (a "Seller Representation Event"); or (v) Seller's failure to perform any covenant or other obligation in this Agreement (other than those specified in clauses (i) through (iv) of this Section 12.1(b)), and if such failure is susceptible of cure before Buyer suffers any costs or losses as a result thereof, such failure is not remedied within thirty (30) Days of Seller's receipt of a written notice describing the particulars of such failure in reasonable detail (such failure being herein called a "Seller Covenant Event").

          (c) Consequences of Events.

               (i) Except as explicitly provided in this Agreement, and subject in all respects to the other terms and conditions hereof (including, without limitation, Sections 4.2, 4.3 and 14.4), an Unaffected Party may take such actions as it may be permitted to take under applicable law in consequence of an Event, including, without limitation, the exercise of offset rights under Section 12.2, the right to suspend further performance under this Agreement and the right to terminate this Agreement; provided, however, that the right to terminate shall only be applicable (A) upon occurrence of a Buyer Bankruptcy Event or a Seller Bankruptcy Event (whereupon this Agreement shall terminate automatically and immediately), (B) upon occurrence of at least three (3) Buyer Payment Events within any 12 Month period, or five (5) Buyer Payment Events during the term of this Agreement (whereupon this Agreement shall terminate, at Seller's election if Seller had previously given at least ten (10) Days' prior written notice to Buyer of Seller's intent to terminate this Agreement), (C) upon occurrence of at least three (3) Seller's Payment Events within any 12 Month period (whereupon this
               Agreement shall terminate, at Buyer's election if Buyer had previously given at least ten (10) Days prior written notice to Seller of Buyer's intent to terminate this Agreement), or (D) upon, occurrence of a Material Buyer Take Event, as provided in
               Section 4.2(c).

               (ii) An Unaffected Party shall use commercially reasonable efforts to mitigate costs or losses as a result of an Event, including, without limitation, exercising commercially reasonable efforts to find alternative markets for Committed Gas or alternative supplies of Gas, as applicable.

               (iii)  Unless  explicitly  indicated  to  the  contrary  in  this
               Agreement, the remedies provided for in this Section 12.1 (including, without limitation, termination of this Agreement) are cumulative of, and may be exercised without prejudice to, any other remedies, whether at law or in equity to which an Unaffected Party. maybe entitled under this Agreement for any Event.

     12.2 Offset Rights. No party hereto shall have the right to offset, against any amounts owed to any other party pursuant to this Agreement, any payments owed to or claims made by such paying party; provided, however, that Buyer may offset, against payments made to Seller pursuant to Article VIII hereof, any Costs of Delivery that are deductible from payments made to Seller hereunder, and any amounts owing by Seller to Buyer pursuant to any Administrator Gas Supply Agreement or Service Agreement entered into between Seller and Buyer. Nothing in this Section 12.2 shall be construed as limited or modifying the rights of either party under Section 8.3.

                                  ARTICLE XIII.

                               CERTAIN DEFINITIONS
                               -------------------

     13.1 Other Definitions. The phrases "Gas production owned or controlled by Seller" and "Gas production acquired or obtained by Seller," or similar phrases as used in this Agreement (including, but not limited to, Section 3.1 hereof), shall mean produced or producible Gas that is either: (a) owned by Seller as and when it is produced at the wellhead (including, without limitation, residue Gas subject to Section 3.6(c)), (b) purchased by Seller and resold by Seller to Buyer (such Gas being called "Third-Party Gas"), but only if such Third-Party Gas is (i) being gathered and commingled with Gas owned or controlled by Seller (within the meaning of clauses (a) or (c) of this Section 13.1) and all such Gas is subsequently gathered, processed or otherwise treated in connection with the marketing of such Gas, or (ii) residue Gas subject to Section 3.6(c), which has been commingled with and processed together with Gas owned or controlled by Seller (within the meaning of clauses (a) or (c) of this Section 13.1), or (c) Gas for which Seller has the written authority of the third party owner(s) thereof to act as such owner(s)' representative, agent, or attorney-in-fact in marketing such Gas (including, without limitation, under a joint operating agreement pursuant to which Seller is the operator), but only for the duration of such authorization.

                                  ARTICLE XIV.

                                  MISCELLANEOUS
                                  -------------

     14.1 Seller's Title Warranty. Seller warrants title to, or the right to sell, all Gas delivered to Buyer under this Agreement. Seller also warrants that all such Gas shall be free from all liens, encumbrances and adverse claims, other than (a) Liens as permitted under Section 3.7, and (b) liens mandated by
Section 9-319 of the Texas Business and Commerce Code and the statutes, if any, in other jurisdictions with like lien provisions of mandatory application. Seller agrees that Section 8.7 of this Agreement is applicable to any claims regarding title to the Gas delivered hereunder.

     14.2 No Continuing Waiver. The waiver by either party of any breach of any of the provisions of this Agreement shall not constitute a continuing waiver of other breaches of the same or other provisions of this Agreement.

     14.3 Government Regulation. This Agreement is subject to all present and future valid laws, orders, rules and regulations of any regulatory body of the federal government or any state, county or local governmental body having jurisdiction.

     14.4 Exclusion of Consequential Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY PUNITIVE, SPECIAL, CONSEQUENTIAL, OR INDIRECT DAMAGES, INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOST PROFITS.

     14.5 Notices. Unless otherwise explicitly provided herein, all notices provided for in this Agreement shall be in writing and shall be (a) delivered in person or by messenger, (b) mailed by Federal Express or similar private courier service, (c) sent by United States certified mail (return receipt requested), postage prepaid, (d) by facsimile, telex or telecopier, or (e) by any other commercially reasonable means, to the addresses of the parties set forth below or to such other addresses as either party may designate in writing to the other party. All notices given hereunder shall be effective on the date of actual receipt at the appropriate address. Notice given pursuant to clause (d) shall be effective (i) upon actual receipt if received during recipient's normal business hours, or (ii) at the beginning of the next Business Day after receipt if received after the recipient's normal business hours.

               Wire Transfer Payments:
               -----------------------
SELLER
------
               ORYX GAS MARKETING LIMITED PARTNERSHIP NationsBank-Dallas ABA #111000012
               FC: Oryx Gas Marketing Limited Partnership
               Account No. 129-0144733

               SUN OPERATING LIMITED PARTNERSHIP c/o ORYX Energy Company NationsBank-Dallas
               ABA #111000012
               Account No. 018-0175588

               Notices. Statements and Correspondence:
               ---------------------------------------

               Oryx Gas Marketing Limited Partnership
               P.O. Box 2880
               Dallas, Texas 75221-2880
               Attn: Gas Marketing
               Telephone: (972) 715-4000
               Facsimile: (972) 715-3184

BUYER          Wire Transfer Payments:
-----          -----------------------

               Producers Energy Marketing, LLC
               First National Bank of Chicago
               ABA No.: 071000013
               Account No.: 55-59340

               Invoices:
               ---------

               Producers Energy Marketing, LLC
               616 F.M. 1960 West, Suite 800
               Houston, Texas 77090
               Attn: Manager Gas Accounting
               Telephone: (713) 582-6477
               Facsimile: (713) 583-5272

Notices and Correspondence:
---------------------------

               Producers Energy Marketing, LLC
               616 F.M. 1960 West, Suite 800.
               Houston, Texas 77090
               Attn: Manager Producer Services
               Telephone: (713) 583-6252
               Facsimile: (713) 583-5252

and to:
-------
                  Cinergy Capital & Trading Inc.
                  221 East Fourth Street
                  Cincinnati, Ohio 45201
                  Attn: President
                  Telephone: (513) 287-2382
                  Facsimile: (513) 287-3046

     14.6 Assignability. This Agreement shall not be assigned by either party without the prior written consent of the other party; provided, however, that either party may assign this Agreement to a company that is an Affiliate or a successor to its business without the consent of the other party, so long as the assigning party remains liable hereunder.

     14.7 Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAWS. Any dispute concerning the rights and obligations of Buyer and Seller hereunder, or the interpretation of any provision of this Agreement, shall be resolved in accordance with Section 14.10.

     14.8 Integrates. This Agreement sets forth all understandings of Buyer and Seller with respect to the purchase and sale of Committed Gas. All other agreements, oral or written, concerning such purchase and sale are merged into and superseded by this Agreement. No modification or amendment hereof shall be effective unless in writing and signed by both parties.

     14.9 Confidentiality.

          (a) Parties' Obligations. The terms of this Agreement, including, but not limited to, the Contract Price and all other information exchanged by the parties hereunder, will be kept confidential by the parties unless (i) such information becomes known to the public at large without breach of this Agreement, (ii) a party is obligated to disclose such information to a Transporter or other third party for the purpose of effectuating the sale and transportation of the Gas pursuant to this Agreement, (iii) to meet applicable securities or commodity exchange requirements, (iv) to meet regulatory filing requirements, (v) to comply with mandatory document production requirements under federal or state Rules of Civil Procedure, a subpoena or other order of judicial or administrative tribunal, (vi) to comply with contractual requirements with third parties, (vii) to comply with a request made by a Lender, or (viii) to disclose such information to advisors, potential investors and financial institutions retained by such party for the purpose of effectuating a transaction, but only if (x) the recipients of such information agree in writing (A) to maintain such information in confidence, subject only to the exceptions set forth in this Section 14.9 and (B) to use such information for the sole purpose of (1) advising such party in connection with the relevant transaction or (2) evaluating the relevant transaction and (y) after the consummation or abandonment of the relevant transaction, the party disclosing information notifies the other party of the identity of the person to whom such information was disclosed.

          (b) Handling of Request for Disclosure. If either party believes that it may be required to disclose information concerning this Agreement that is to be kept confidential pursuant to Section 14.9(a)(v), the disclosing party will notify the other party in writing as soon as practicable in advance of disclosure, specifying the nature of the request and the information to be disclosed. To the extent permitted under statutes, rules, regulations or contractual provisions applicable to the disclosure request, the party required to make disclosure will assert any available privilege permitting non-disclosure of the information that is to be kept confidential hereunder, or request confidential treatment of the disclosed information, including exemption from public disclosure under applicable "open records" and "freedom of information" statutes. The party disclosing information required to be kept confidential under Section 14.9 shall use commercially reasonable efforts to obtain from the person to whom disclosure of such information is made an agreement, to be signed by such person and any employee, agent, officer, director or independent contractor of such person to whom disclosure shall be made, such agreement to have terms and conditions substantially the same as those set forth in this
Section 14.9.

          (c) Responsibility for Confidentiality. Each party will be deemed solely responsible and liable for the actions of its employees, independent contractors, officers, and agents for maintaining the confidentiality commitments of this Article, but will be required in that regard only to exercise such care in maintaining the confidentiality of this Agreement as it normally exercises in preserving the confidentiality of its other commercially sensitive documents.


     14.10 Arbitration.

          (a) Generally. Subject to the provisions of this Section 14.10, all claims, controversies, disputes and other matters in question arising out of, or relating to, this Agreement or the breach hereof shall be decided by arbitration proceedings before one (1) arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association, then existing unless the parties mutually agree otherwise. This agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen, and in no event shall it be made when the institution of a legal or equitable proceeding based upon such claim, dispute or other matter in question would be barred by the applicable statute of limitations. The parties shall continue performing their obligations under this Agreement while any arbitration proceeding hereunder is pending. The proceeding shall be held in Houston, Texas or another location mutually agreeable to Buyer and Seller. Within 30 Days of the delivery of a demand for arbitration hereunder, the Parties shall designate one arbitrator. If the Parties shall have failed for any reason to have agreed upon the arbitrator within 45 Days of the delivery of a demand for arbitration hereunder, either Party may request the Texas Chapter of the American Arbitration Association to select the arbitrator. The arbitrator appointed hereunder shall be qualified by education, training and actual work experience as an expert on the disputed issue, and shall have had at least five years' experience in the natural gas marketing industry. No arbitrator so selected shall be, nor shall ever have been, an officer, director, employee or consultant of either party or any Affiliate of either party. Within 30 Days after an arbitrator has been appointed in accordance with the provisions of this Section 14.10(a), the arbitrator shall meet with the parties in Houston, Texas to hear and determine the questions in dispute. Each party shall be required to make full disclosure of all relevant material factual and legal issues to the arbitrator, to the extent each party has knowledge of such issues. The arbitrator's decision shall be rendered in writing 15 Days after their initial meeting with the parties.. The award rendered by the arbitrator shall be final and non-appealable, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof, the parties hereto consenting to the jurisdiction of such courts for such purpose. The party prevailing in the arbitration shall also be awarded all reasonable attorneys' fees, costs and expenses of arbitration, including, without limitation, all arbitrator's fees, costs and expenses.


          (b) Special Provisions Applicable to Price Disputes. The provisions of this Section 14.10(b) shall apply to disputes relating to the determination of the Contract Price, including, without limitation, issues relating to the choice of an applicable Index, Index Price or the determination of Index Price Adjustments or Costs of Delivery (all such disputes being hereinafter called "Price Disputes"). Each party shall deliver to the other party and to the arbitrator, within ten (10) Business Days of the appointment of the arbitrator, a written proposal stating such party's proposed outcome, together with supporting materials and documentation. Each party shall submit its response to the other party's proposal within ten (10) Business Days after the arbitrator's and other party's receipt of such proposal. The arbitrator, in his discretion, may request the submission of additional information, and may conduct a hearing on the subject matter of the dispute. Within forty-five (45) Days after the selection and appointment of the arbitrator, the arbitrator shall select and adopt either Seller's proposal or Buyer's proposal, without modification or compromise. The arbitrator shall make his decision as follows: (i) in any Price Dispute over an Index, the arbitrator shall decide which of the proposed Indexes presented to the arbitrator, after Index Price Adjustments and deductions for Costs of Delivery, best represents the market price for Gas of like quantities and quality at the applicable Delivery Point(s), (ii) in any Price Dispute over Index Price Adjustments, the arbitrator shall decide which proposed Index Price Adjustment presented to the arbitrator best represents the differentials reasonably necessary to adjust the Index Price for Gas to accurately reflect the market price for Gas of like quantities and quality at the Delivery Point(s) in question, and (iii) in all other Price Disputes (including, but not limited to, Price Disputes regarding Costs of Delivery), the arbitrator shall consider the terms and conditions of this Agreement and the requirements of applicable Texas law, including, without limitation, the Texas version of the Uniform Commercial Code in effect at the period relevant to the Price Dispute under consideration. The applicable Contract Price during the arbitration shall be the Contract Price being paid on the day before the Price Effective Date. Upon the conclusion of the arbitration, such Contract Price, if it has changed as a result of the arbitrator's decision, shall be adjusted retroactive to the Price Effective Date. Unless explicitly provided otherwise in this Section 14.10(b), the provisions of Section 14.10(a) shall be applicable to all arbitration with respect to Price Disputes.

     14.11 Taxes. The Contract Price to be paid by Buyer to Seller for Committed Gas purchased and sold hereunder is inclusive of the reimbursement of one hundred percent (100%) of all state severance tax reimbursement. Production, severance, ad valorem, and/or similar taxes levied on the Committed Gas at or prior to the Delivery Point(s), and all such taxes, if due, shall be paid by Seller, provided, however, that where Buyer is required by law to be responsible for the payment of production, severance or similar taxes, Buyer shall make such payment and the Contract Price payable to Seller shall be correspondingly decreased by a like amount. If state law requires Buyer to remit such taxes to the collecting authority, then Buyer shall do so and deduct the taxes so paid on Seller's behalf from payments otherwise due to Seller hereunder.

     14.12 Construction of Agreement.

          (a) General Principles. In construing this Agreement, the following principles shall be followed:

               (i) no consideration shall be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement;

               (ii) examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

               (iii) the word "includes" and its syntactical variants mean "includes, but is not limited to" and corresponding syntactical variant expressions;

               (iv) the plural shall be deemed to include the singular and vice versa, as applicable;

               (v) the term "party" shall refer to all Affiliates of such party unless the context specifically indicates to the contrary; and

               (vi) each exhibit, attachment, and schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any exhibit, attachment, or schedule, the provisions of the main body of this Agreement shall prevail.

          (b) Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under the present or future laws effective during the term of this Agreement, (i) such provision will be fully severable,
(ii) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and
(iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible to reflect the parties' original intentions and may be legal, valid and enforceable.


     14.13   Relationship   of  Parties.   This  Agreement  does  not  create  a
partnership, joint venture, or relationship of trust or agency between the parties.

     14.14 Representations and Warranties of the Seller. Each party executing this Agreement as a Seller hereby represents and warrants to Buyer that as to such Seller on and as of the date hereof (and no party executing this Agreement as a Seller shall be liable to Buyer or another for any inaccuracy of any representation or warranty made hereunder by another party executing this Agreement as a Seller):

          (a) It is duly formed and validly existing and, to the extent it is a corporation, in good standing under the laws of the state or jurisdiction of formation, with all requisite corporate, partnership or limited liability company, as the case may be, power and authority to carry on the business in which it is engaged and to perform its respective obligations under this Agreement;


          (b) The execution and delivery of this Agreement have been duly authorized and approved by all requisite corporate, partnership, limited liability company, or similar action;

          (c) It has all the requisite corporate, limited liability company, partnership or similar power and authority to enter into this Agreement and perform its obligations hereunder,

          (d) The execution and delivery of this Agreement do not, and consummation of the transactions contemplated herein will not, violate any of the material provisions of organizational documents, any material agreement pursuant to which such party or its properties are bound or, to its knowledge, any material applicable laws; and

          (e) This Agreement is valid, binding, and enforceable against it in accordance with its terms, subject to bankruptcy, moratorium, insolvency and other laws generally affecting creditor's rights and general principles of equity (whether applied in a proceeding in a court of law or equity).


     14.15 Representations and Warranties of Buyer. Buyer hereby represents and warrants to each party executing this Agreement as a Seller that on and as of the date hereof:

          (a) It is duly formed and validly existing and in good standing under the laws of the state or jurisdiction of formation, with all requisite corporate power and authority to carry on the business in which it is engaged and to perform its respective obligations under this Agreement;


          (b) The execution and delivery of this Agreement have been duly authorized and approved by all requisite corporate action;

          (c) It has all the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder,

          (d) The execution and delivery of this Agreement do not, and consummation of the transactions contemplated herein will not, violate any of the material provisions of organizational documents, any material agreement pursuant to which such party or its properties are bound or, to its knowledge, any material applicable laws; and

          (e) This Agreement is valid, binding, and enforceable against it in accordance with its terms, subject to bankruptcy, moratorium, insolvency and other laws generally affecting creditor's rights and general principles of equity (whether applied in a proceeding in a court of law or equity).


     14.16  Seller's  Agent.  Each party  executing  this  Agreement as a Seller hereby appoints ORYX GAS MARKETING LIMITED PARTNERSHIP as its agent, attorney-in-fact and representative ("Seller's Agent") for the purpose of (a) providing or receiving any other notices required or permitted hereunder, (b) receiving any amounts or payments due any such Seller hereunder and (c) making any elections or taking any actions required or permitted hereunder by Seller, including, without limitation, making any amendments to this Agreement or any Exhibit thereto. Buyer is entitled to assume that Seller's Agent is authorized to act on behalf of each Seller hereunder to avoid liability should any dispute as to the matters set forth in the preceding sentence arise. It is specifically understood and agreed, however, that (i) Buyer reserves the right to deal directly with any party upon Buyer's actual awareness of any dispute between a party and its Sellers Agent and (ii) Buyer may interplead any amounts in dispute between a party and its Seller's Agent in accordance with and subject to the terms of Section 8.7 and Section 14.17.

     14.17 No Third Party Beneficiaries. Any agreement herein contained, expressed or implied, shall be only for the benefit of the parties and their respective legal representatives, successors, and assigns, and such agreements or assumptions shall not inure to the benefit of any other person whomsoever, it being the intention of the parties that no person shall be deemed a third party beneficiary of this Agreement. It is specifically understood and agreed that, in the performance of its duties hereunder, Buyer may interplead funds in its possession with respect to this Agreement if there is a dispute regarding the disposition of such funds between the Seller and a third person, or any party and its Seller's Agent, and Buyer shall be indemnified for all Losses in consequence of such interpleader in accordance with Section 8.7.

     14.18 Further Assurances: Transition Matters. Each party shall take such acts and execute and deliver such documents in form and substance reasonably satisfactory to 'each of them, in order to effectuate the purposes of this Agreement.

     14.19 Ancillary Agreements. Simultaneously with the execution and delivery of this Agreement, Buyer and Seller have also executed and delivered the following Agreements: (i) the Service Agreement; (ii) the Contract Administration Agreement; and (iii) the Administrator Gas Supply Agreement (such Agreements being collectively called the "Ancillary Agreements"). With respect to such Ancillary Agreements, (x) each party's execution and delivery of the Ancillary Agreements is a material inducement to the other party in executing and delivering this Agreement and (y) each party's performance of its obligations under such Ancillary Agreements is an integral part of its performance of its obligations hereunder.

     IN WITNESS WHEREOF, this Agreement has been executed in duplicate originals by the parties hereto but effective as of the Effective Date.

                                    COMPANY:

                                    ORYX GAS MARKETING LIMITED PARTNERSHIP

                                    By: Oryx Gas Marketing Company,
                                    Its Managing General Partner


                                    By:  /s/ Michael S. Burdett
                                         ----------------------
                                    Name: Michael S. Burdett
                                    Title:  Vice President




                                    SUN OPERATING LIMITED PARTNERSHIP

                                    By: Oryx Energy Company,
                                    Its Managing General Partner

                                    By:  /s/ Edward W. Moneypenny
                                         ------------------------
                                    Name:  Edward W. Moneypenny
                                    Executive Vice President, Finance and
                                    Chief Financial Officer




                                    PRODUCERS ENERGY MARKETING, LLC


                                    By:  /s/ R. Kent Samuel
                                         ------------------
                                    Name: R. Kent Samuel
                                    Title: Vice President and Chief Financial
                                       Officer

                                   Exhibit A

Exhibit A changes on a monthly basis and, therefore, is not provided in this filing.

                                    Exhibit B
(to that certain Amended and Restated Gas Purchase Agreement dated effective as of July 1, 1998 among Oryx Gas Marketing Limited Partnership, et al., and Producers Energy Marketing, LLC)


                        RESTRICTED GAS PURCHASE AGREEMENT
--------------------------------------------------------------------------------
SELLER:                                  BUYER:

                                         Producers Energy Marketing, LLC,
                                            a Delaware limited liability company
                                         616 F.M. 1960 West, Suite 800
                                         Houston, Texas 77090
                                         Attn: Contract Administration (Notices)
                                         Attn: Gas Control (Nominations)
                                         Attn: Gas Accounting (Invoices)
                                         Phone: 281-583-2800
                                         Fax: 281-583-4353
Attn:  (Notices)
Attn:  (Nominations)
Phone:
Fax:
--------------------------------------------------------------------------------
Payment Instructions:                    Date of Contract:
ON ACCOUNT OF:

BANK:
ABA#:
ACCOUNT #:
--------------------------------------------------------------------------------
Seller's Contract #                      Buyer's Contract #
--------------------------------------------------------------------------------

This Agreement is made by and between the parties hereto and incorporates the General Terms and Conditions attached hereto. This Agreement is not binding on Buyer until approved and accepted by it at its offices in Houston, Texas, a & will be indicated by. its signature hereto.

--------------------------------------------------------------------------------
BUYER             Producers Energy Marketing, LLC

                  SIGNATURE                                   Date
                  Title -
--------------------------------------------------------------------------------
SELLER
                  SIGNATURE                                   Date
                  Title -
--------------------------------------------------------------------------------

                          GENERAL TERMS AND CONDITIONS


1. TRANSACTION AGREEMENTS: If the parties desire to sell and purchase gas hereunder, they will execute one or more Transaction Agreements in the form of Exhibit "A," which shall specify the basic terms of such transaction such as the price for the gas (the "Price"), the wells from which the gas dedicated to the sale under the transaction is produced (the "Dedicated Wells"), the period of the sale in Days or Months (the "Purchase Period"), the location where the gas will be delivered from Seller to Buyer (the "Delivery Point'), and any provisions that apply to that transaction only (the "Special Provisions"). More than one Transaction Agreement may be in effect from time to time. After the parties verbally agree to the terms of a transaction, Buyer will forward a completed Transaction Agreement to Seller (which may be by fax), and Seller shall execute same and return a copy thereof to Buyer on or before the second business day (any day except Saturday, Sunday, or a Federal holiday) following the day on which it was received by Seller. Seller's failure to respond within such time shall conclusively establish Seller's consent and agreement to the terms specified in the Transaction Agreement, but Seller must still execute the Transaction Agreement and return it to Buyer.


2. DEDICATION AND QUANTITY: Seller dedicates to Buyer under the transaction covered by an effective Transaction Agreement all of Seller's owned or controlled gas capable of being produced from the Dedicated Wells identified on the Transaction Agreement during the Purchase Period, which is either produced by Seller, purchased by Seller from the producer thereof for resale, or marketed by Seller on behalf of the owner thereof, up to a maximum on any Day equal to the Maximum Daily Quantity, if any, specified in the Transaction Agreement.
Subject to the terms of this Agreement and an executed Transaction Agreement, Seller shall sell, deliver, and schedule for transportation (if applicable), and Buyer shall purchase, receive, and schedule for transportation, the quantity of Seller's gas producible from the Dedicated Welts which Buyer desires to purchase from time to time up to 100% of the gas owned or controlled by Seller, but not to exceed the Maximum Daily Quantity on any Day of the Purchase Period In the event that Buyer does not take and purchase at least 95% of Seller's gas dedicated to the transaction during any three consecutive Month period, then Seller, as its sole remedy, may terminate this Agreement as to the applicable Transaction Agreement only by giving Buyer at least 10 days' prior written notice which must be given to Buyer within 15 days from the end of the applicable three Month period. At least ten days prior to the first Day of each Month, Seller shall provide Buyer with Seller's good faith estimate ("Seller's Estimate") of the amount of gas which Seller expects to have available for sale and delivery during each Day of the Month under a Transaction Agreement. If the quantity of gas which Seller sets forth in Seller's Estimate exceeds the actual quantity of gas which Seller has available and Buyer has committed the gas to a resale market requiring a firm sale obligation on behalf of Buyer, then Seller shall reimburse Buyer for any additional costs and losses, including additional transportation costs, incurred by Buyer in securing replacement gas, if any, on the open market to replace the gas not provided by Seller, which will be deducted from the amounts due Seller hereunder or reimbursed to Buyer. The parties shall make nominations and confirmations to each other and to transporting pipelines in a timely manner and give the other party notice as soon as possible of any increases or decreases in deliveries or receipts. To the extent practical, deliveries and receipts will be at uniform hourly and daily rates of flow.


3. PRICE: Buyer will pay Seller the Price per MMBtu of gas, on a dry basis, set forth in the applicable Transaction Agreement for all gas purchased and received pursuant to the Transaction Agreement If the Price is based on a published price, then it wilt be redetermined each month based on the published price for the applicable month unless the parties specify to the contrary in the Special Provisions section of the Transaction Agreement Such Price will be inclusive of all taxes, including, but not limited to, all production, severance, and similar taxes, assessed on or in connection with the gas upstream of the Delivery Point(s) and all royalty, working interest, and similar burdens, which shall be paid by Seller. Buyer shall pay all taxes assessed on the gas at or downstream of the Delivery Point(s) or on this transaction including, without limitation, all sales, use, and similar taxes.

4. DELIVERY POINT(S), TITLE. AND POSSESSION: The gas will be delivered to Buyer at the Delivery Point(s) set out in a Transaction Agreement(s). Title and risk of loss to all gas purchased hereunder will pass to Buyer at the respective Delivery Point(s). Seller warrants that, at the time. of delivery of all gas hereunder to Buyer, Seller will have either title to such gas or the right to sell such gas, that such gas will be free and clear of all liens, encumbrances, or claims, and that Buyer will receive good title to all such gas. If Seller's tide to the gas or its right to sell it becomes questioned. Buyer may suspend payments, without interest, until the issue is resolved or Seller posts adequate security, in a form and amount satisfactory to Buyer, to protect Buyer from adverse claims. Seller will be deemed to have possession of the gas upstream of the Delivery Point(s) and will be responsible for all necessary transportation of the gas from Seller's source(s) of such gas to the Delivery Point(s). Buyer will be deemed to have possession of the gas downstream of the Delivery Point(s) and will be responsible for all transportation of the gas from the Delivery Point(s). As between the Parties hereto, Seller shall be responsible for and indemnify, defend, and hold Buyer harmless with respect to any losses, injuries, claims, liabilities, or damages occurring while the gas is in Seller's possession, and Buyer shall be responsible for and indemnify, defend, and hold Seller harmless with respect to any losses, injuries, claims. liabilities, or damages occurring while the gas is in Buyer's possession, which indemnity shall include the obligation to reimburse the indemnified party for its attorneys' fees and other costs and expenses.


5. TERM: This Agreement shall become effective on the date appearing on the cover sheet hereto and shall continue in force and effect from Month to Month unless and until terminated at the end of a Month by either party upon giving the other party 30 days' prior written notice; provided, however, if the Purchase Period of an executed Transaction Agreement extends beyond the date of termination specified in a notice from one of the parties, this Agreement shall remain in full force and effect with respect to the transaction described in the Transaction Agreement until the expiration of the Purchase Period.


6. BILLING AND PAYMENT: On or before the 15th day of each month. Seller will render to Buyer a statement showing the total quantities of gas delivered under each Transaction Agreement at the Delivery Point(s) during the preceding Month, the Price(s) in effect for such gas, and the total amount due therefor. Buyer will pay to Seller the stated total amount on or before the last day of the month following the Month of deliveries by wire transfer or, if available, automated clearinghouse in accordance with the payment instructions provided by Seller. Past due amounts shall bear interest at the lesser of the prim rate charged from time to time by Citibank, N.A., N.Y., N.Y. plus 2% per annum, compounded monthly, or the maximum lawful rate of interest, from the due date until the date paid. No adjustment to any statement or payment will be made after the lapse of two years from the rendition thereof. The obligations of Buyer to make payment hereunder for gas that has been purchased and received and the warranties and indemnification of both parties will survive the termination, cancellation, or expiration of this Agreement


7. MEASUREMENT: Gas delivered at the Delivery Point(s) hereunder shall be measured by the transporting pipeline(s) receiving the gas in accordance with its tariff(s) or standard practices and procedures, unless another measuring party is specified in the Transaction Agreement The unit of measurement shall be one million British Thermal Units ("MMBtu"). One "British Thermal Unit" is defined as the amount of heat required to raise the temperature of one pound of water from 59(degree)F to 60(degree)F. The parties agree to accept such measuring party's measurements, including adjustments thereto, for all purposes hereunder, subject to the limitation on adjustments in Section 6.


8. QUALITY AND PRESSURE: Gas tendered for sale hereunder shall meet the quality and pressure specifications required by the transporting pipelines) receiving the gas at the Delivery Point(s).


9. IMBALANCES AND IMBALANCE PEI ES: Any imbalance between the quantity of gas scheduled for delivery and the quantity actually delivered at the Delivery Point(s) shall be minimized and corrected in gas or cash or in such other mutually agreeable manner as soon as possible. As between the parties, Seller shall bear, pay, and be responsible for (or reimburse Buyer if Buyer has already paid) all imbalance, overrun, scheduling, cash-out (but only the portion constituting a loss to a party), or other penalties and charges assessed by a transporting pipeline ("Imbalance Penalties") as a result of Seller's actions including, but not limited to, Seller's delivery of more or less than the scheduled quantities at the Delivery Point(s), and Buyer shall bear, pay, and be responsible for (or reimburse Seller if Seller has already paid) all such Imbalance Penalties that are assessed as a result of Buyer's actions including, but not limited to, Buyer's taking more or less than the scheduled quantities at the Delivery Point(s). The parties will cooperate and use their reasonable efforts to determine the cause and validity of, and to mitigate, any such Imbalance Penalties.

10. FORCE MAJEURE: Non-performance of any obligation hereunder, other than the obligation to pay for gas taken and the obligation to pay Imbalance Penalties, shall be excused if prevented, in whole or part, by an occurrence of an Event of Force Majeure, but only for so long as performance is prevented by such Event of Force Majeure. The party claiming excuse shall promptly advise the other party of such Event of Force Majeure and shall seek to remedy the occurrence with all reasonable dispatch. The term "Event of Force Majeure" shall mean any event or occurrence  involving  an act of God;  strikes,  lockouts,  or other  industrial disturbances; wars; insurrections, riots, or other civil disturbances; landslides; lightning; earthquakes; fires; storms; hurricanes or threats of hurricanes; floods; governmental restraints or orders; failure or interruption of transportation; breakdown or damage to plants, pipelines, equipment, or machinery; well freeze-ups; and any other event or occurrence beyond the reasonable control of the party and not caused by the negligence of the party. The term Event of Force Majeure specifically excludes the following occurrences or events: increases or decreases in natural gas supply due to allocation or reallocation of production by well operators, pipelines, or other parties and regulatory disallowance of the passthrough of the costs of the gas hereunder.


11. NOTICES: Notices, requests, statements, bills, and nominations shall be in writing (which shall include faxes) and sent to the parties at their addresses specified on the cover sheet hereto or such other addresses as directed in writing by a party and shall be deemed to have been given upon the date of actual receipt; provided, however, faxes received after 5:00 p.m. local time for the recipient's address location shall be deemed to have been given on the following business day. The parties agree that facsimile copies and facsimile signatures will be considered to be originals for all purposes and may be admitted into evidence as original documents in the event of a controversy between the parties.


12. REMITTANCE OBLIGATIONS TO THIRD PARTIES AND PRODUCTION PREFERENCES: Seller shall have the sole and primary obligation to pay all production, severance, and similar taxes on the gas and to pay all royalty, working interest, and other similar burdens due to third parties with respect to the gas. If Buyer is required to remit any such amounts to the government or third parties, Seller will provide Buyer with all payment instructions, Buyer will make the payments to the government or the third parties, and Buyer shall deduct the amount of such payments from the sums otherwise due Seller for gas delivered hereunder. Seller shall indemnify and hold Buyer harmless from and against all claims for wrongful or late payments, including all fines and penalties and Buyer's costs (including attorneys fees) of defending against or settling same. If the gas is a type that receives a preferential production right under applicable state law, such preference shall not interfere with Buyer's absolute right to interrupt or curtail its 'takes, and Seller will be solely responsible for finding a replacement purchaser for such gas.


13. ADDITIONAL DEFINITIONS: The term "Day," but only when capitalized, shall mean a gas day as determined by the measuring entity identified in Section 7. The term "Month," but only when capitalized, shall mean a gas month as determined by the measuring entity identified in Section 7. The term "gas" shall mean natural gas.


14. MISCELLANEOUS

a. If any provision hereof is determined to be void, invalid, r or unenforceable, the remaining provisions hereof. shall remain in effect:: No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

b. This Agreement shall not be assigned by either party without the prior written consent of the other party; provided, however, that (i) either party may assign this Agreement to a company that is an affiliate or a successor to its business without the consent of the other party, so long as the assigning party remains liable hereunder, and (ii) Seller may assign this Agreement to a third party that is the purchaser of Settees interest in the Dedicated Wells without the consent of Buyer, so long as the interest sold remains subject to this Agreement or a replacement contract in substantially the form hereof.

c. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS. This Agreement shall be considered for all purposes to have been prepared through the joint efforts of the parties hereto and shall not be construed against one party or the other as a result of the preparation or other event of negotiation, drafting, or execution hereof.

d. Either party shall have the right to setoff any amounts due from or owed to it hereunder against any amounts due from or owed to it hereunder or under other contracts between the parties and vice versa. Each right of setoff may be exercised without demand on or prior notice to the other party and shall not be deemed to be waived by a party under any circumstances.

e. In no event shall either party be liable for any punitive, incidental, consequential, special, or indirect damages arising from its performance or failure to perform hereunder.

f. This document, together with applicable Transaction Agreements, constitutes the entire agreement between the parties with respect to the subject matter hereof. No promises, agreements, or warranties not specifically set forth in such documents will be deemed to be a part hereof, nor will any alteration, amendment, or modification hereof be effective unless confirmed in writing except as provided hereinabove with respect to a Transaction Agreement submitted by Buyer.

g. The terms of this Agreement including, without limitation, the Price paid for the gas and the volumes of gas purchased or sold, shall be kept confidential by the parties hereto, except to the extent that any information must be disclosed to a third party for the purpose of effectuating transportation of the gas, by law, or to regulatory agencies or to the extent a party desires to disclose such to the owners of a party or a potential purchaser of the Dedicated Wells.


     15.  REDETERMINATION  OF INDEX(ES).  If, during the term of this Agreement,
(a) a published index used to determine the Price for any Delivery Point ceases to be available, or (b) either party believes that another index more accurately reflects existing market conditions than the index currently being used with respect to such Delivery Point(s), then either party may request the other to reconsider the currently applicable index; provided, however, that no change of indexes shall be made for the first 60 Days of the applicable Purchase Period except for (i) the deletion of Delivery Points no longer needed for the delivery of Gas, (ii) the addition of indexes and Delivery Points for new sources of supply added during such period, and (iii) the replacement of any index that ceases to be available during such period. Either party may propose a change in indexes by giving the other party not less than 30 Days written notice before the first Day of the Month such change is proposed to be effective (the "Price Effective Date"). If the other party agrees in writing to the proposed change, the change shall be effective on the Price Effective Date. If the other party does not agree in writing to the proposed change by the I0"' Day prior to the proposed Price Effective Date, then the proposed change shall not be effective, and either party may seek to arbitrate, at any time, the parties' disagreement pursuant to Section 16, and the decision of the arbitrator thereunder shall become effective retroactively on the Price Effective Date.


16. ARBITRATION.

a. Generally,. Subject to the provisions of this Section, all claims, controversies, disputes, and other matters in question arising out of, or relating to, this Agreement or the breach hereof shall be decided by arbitration proceedings before one (1) arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association then existing unless the parties mutually agree otherwise. This agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law. The demand for arbitration shall be made within a reasonable time after the claim, dispute, or other matter in question has arisen, and in no event shall it be made when the institution of a legal or equitable proceeding based upon such claim, dispute, or other matter in question would be barred by the applicable statute of limitations. The parties shall continue performing their obligations under this Agreement while any arbitration proceeding hereunder is pending. The proceeding shall be held in Houston, Texas, or another location mutually agreeable to Buyer and Seller. Within 30 Days of the delivery of a demand for arbitration hereunder, the parties shall agree upon an arbitrator. If the parties shall have failed for any reason to have agreed upon the arbitrator within 45 Days of the delivery of a demand for arbitration hereunder, either party may request the Texas Chapter of the American Arbitration Association to select the arbitrator. The arbitrator appointed hereunder shall be qualified by education, training and actual work experience as an expert on the disputed issue, and shall have had at least five years' experience in the natural gas marketing industry. No arbitrator so selected shall be, nor shall ever have been, an officer, director, employee or consultant of either party or any affiliate of either party. Within 30 Days after the arbitrator has been appointed in accordance with the provisions of this
     Section 16, the arbitrator shall meet with the parties in Houston, Texas to hear and determine the questions in dispute. Each party shall be required to make full disclosure of all relevant material factual and legal issues to the arbitrator, to the extent each party has knowledge of such issues. The arbitrator's decision shall be rendered in writing 15 Days after their initial meeting with the parties. The award rendered by the arbitrator shall be final and non-appealable, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof, the parties hereto consenting to the jurisdiction of such courts for such purpose. The party prevailing in the arbitration shall also be awarded all reasonable attorneys' fees, costs, and expenses of arbitration, including, without limitation, all arbitrator's fees, costs, and expenses.



b.   Special  Provisions  Applicable to Price  Disputes.  The provisions of this
     Section 16(b) shall apply to disputes relating to the determination of the Price for gas under this Agreement, including, without limitation, issues relating to the choice of an applicable index, the replacement of an index that ceases to be available or the determination of index price adjustment or deductions for costs of delivery (all such disputes being hereinafter called "Price Disputes"). Each party shall deliver to the other party and to the arbitrator, within ten (10) business Days of the appointment of the arbitrator, a written proposal stating such party's proposed outcome. together with supporting materials and documentation. Each party shall submit its response to the other party's proposal within ten (10) business Days after the arbitrator's and other party's receipt of such proposal. The arbitrator, in his discretion, may request the submission of additional information, and may conduct a hearing on the subject matter of the dispute. Within forty-five (45) Days after the selection and appointment of the arbitrator, the arbitrator shall select and adopt either Seller's proposal or Buyer's proposal, without modification or compromise. The arbitrator shall make his decision as follows: (i) in any Price Dispute over an index, the arbitrator shall decide which of the proposed indexes presented to the arbitrator, after index price adjustments and deductions for costs of delivery, best represents the market price for gas of like quantities and quality at the applicable Delivery Point(s), (ii) in any Price Dispute over index price adjustments, the arbitrator shall decide which proposed index price adjustment presented to the arbitrator best represents the differentials reasonably necessary to adjust the Price for gas to accurately reflect the market price: for gas of like quantities and quality at the Delivery Point(s) in question, and (iii) in all other Price Disputes (including, but not limited to, Price Disputes regarding costs of delivery), the arbitrator shall consider the terms and conditions of this Agreement and the requirements of applicable Texas law, including, without limitation, the Texas version of the Uniform Commercial Code in effect at the period relevant to the Price Dispute under consideration. The applicable Price during the arbitration shall be the Price being paid on the day before the demand for arbitration was made. Upon the conclusion of the arbitration, such Price, it has changed as a result of the arbitrator's decision, shall be adjusted retroactive to the date of demand for arbitration. Unless explicitly provided otherwise in this Section 16(b) the provisions of Section 16(a) shall apply to all arbitrations in respect of Price Disputes.

                                   EXHIBIT "A"
                              TRANSACTION AGREEMENT

                                     , 1998


                                               Transaction Agreement
                                               No._________to
                                               Restricted Gas Purchase Agreement
                                               dated_____________________,  1998


                                               Agreement No.________


-----------------------------
-----------------------------
-----------------------------


This Transaction Agreement constitutes an agreement by the parties to sell and purchase gas in accordance with the terms of the above referenced Restricted Gas Purchase Agreement and the: terms described below:

A. DEDICATED WELL(S), DELIVERY POINT(S), PRICING INDEXES (IF APPLICABLE), AND PURCHASE PERIOD:

--------------------------------------------------------------------------------
                      DELIVERY POINT(S)
                   -----------------------
DEDICATED WELL(S)  PIPELINE(S)    METER NO.     PRICING INDEX    PURCHASE PERIOD
-----------------  -----------    ---------     -------------    ---------------


--------------------------------------------------------------------------------
B. PRICE:
C. MAXIMUM DAILY QUANTITY:
D. SPECIAL PROVISIONS:

ACCEPTED. AND AGREED TO:                      ACCEPTED AND AGREED TO:
      "SELLER"                                        "BUYER"
                                              PRODUCERS ENERGY MARKETING, LLC




By:______________________________             By:_______________________________
Name:____________________________             Name:_____________________________
Its:_____________________________             Its:______________________________

                                               Cinergy Marketing & Trading, LP
                                               1100 Louisiana Street, Suite 4900
                                               Houston, TX 77002 Tel
                                               713.393.6800 Fax 713.571.1741



                                  July 1, 2002


Oryx Gas Marketing Limited Partnership
16666 Northchase
Houston, Texas 77060

RE:  Modification of Purchase and Sale  Agreement,  dated June 18, 1998 for: (a)
     Article II, Deletion of Section 2.3, Additional Consideration (b) Article XV, Clarification to Section 15.12, Non-Competition

Gentlemen:

Reference is hereby made to that certain Purchase and Sale Agreement, dated June 18, 1998, among (Oryx Gas Marketing Limited Partnership ("Kerr-McGee"), Apache Gathering Company, and Cinergy Corp. ("Cinergy") (the "Agreement"). In Section
2.3 of the Agreement, the parties provided a mechanism whereby certain additional payments would be made to Kerr-McGee by Cinergy or to Cinergy by Kerr-McGee depending on the levels of gas deliveries under that certain Amended and Restated Gas Purchase Agreement dated effective July 1, 1998 between Oryx Gas Marketing Limited Partnership, et al, and Cinergy Marketing & Trading, LP (the "Kerr-McGee GPC").

Kerr-McGee and Cinergy do hereby agree that, effective July 1, 2002, the provisions of Section 2.3 of the Agreement shall be deleted from the Agreement, solely as between Kerr-McGee and Cinergy. Such deletion shall have no effect on the obligations of Kerr-McGee and Cinergy under such Section 2.3 with respect to the period prior to July 1, 2002. The parties will continue to calculate the amount due one party to the other for the twelve month period ending on June 30, 2002 and the appropriate payment will be made by the payor to the payee by the due date specified in Section 2.3.

Notwithstanding anything in the Agreement to the contrary, the parties acknowledge and agree that the sale of Kerr-McGee's, or its affiliates', gas produced from the Rocky Mountain production area in the states of Colorado, Utah, and Wyoming, including but not limited to the wells behind the Wattenberg Gas Plant located in Weld County, Colorado, by Kerr-McGee or its affiliates to third parties shall not constitute a violation of Section 15.12 of the Agreement.

Modification of Purchase & Sale Agreement
July 1, 2002
Page 2




If the foregoing is in accordance with your understanding of our agreement, please execute all copies of this letter agreement in the space provided below and return same to the undersigned.

                                                      Sincerely,

                                                      CINERGY CORP.

                                                      By:  /s/ Michael J. Cyrus
                                                           --------------------
                                                      Name:  Michael J. Cyrus
                                                      Its:  President, CM&T
                                                            CEO, Energy Merchant

Accepted and agreed to on this 9 day
of October, 2002.


ORYX GAS MARKETING LIMITED PARTNERSHIP
BY: KERR-MCGEE OIL & GAS ONSHORE LLC,
ITS MANAGING GENERAL PARTNER

By:  /s/ Kenneth W. Crouch
     ---------------------
Name:  Kenneth W. Crouch
Its:  Senior Vice President